Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and between

STERLING BANCORP

and

WEBSTER FINANCIAL CORPORATION

Dated as of April 18, 2021

TABLE OF CONTENTS

Article I THE MERGER
1.1	The Merger	1
1.2	Closing	1
1.3	Effective Time	2
1.4	Effects of the Merger	2
1.5	Conversion of Sterling Common Stock	2
1.6	Sterling Series A Preferred Stock	3
1.7	Webster Stock	3
1.8	Treatment of Sterling Equity Awards	3
1.9	Certificate of Incorporation of Surviving Corporation	5
1.10	Bylaws of Surviving Corporation	5
1.11	Tax Consequences	5
1.12	Bank Merger	5
Article II EXCHANGE OF SHARES
2.1	Webster to Make Merger Consideration Available	6
2.2	Exchange of Shares	6
Article III REPRESENTATIONS AND WARRANTIES OF STERLING
3.1	Corporate Organization	9
3.2	Capitalization	10
3.3	Authority; No Violation	11
3.4	Consents and Approvals	12
3.5	Reports	13
3.6	Financial Statements	14
3.7	Broker’s Fees	15
3.8	Absence of Certain Changes or Events	15
3.9	Legal Proceedings	15
3.10	Taxes and Tax Returns	16
3.11	Employees and Employee Benefit Plans	17
3.12	Compliance with Applicable Law	20
3.13	Certain Contracts	21
3.14	Agreements with Regulatory Agencies	22
3.15	Risk Management Instruments	22
3.16	Environmental Matters	22

 -i-

3.17	Investment Securities and Commodities	23
3.18	Real Property	23
3.19	Intellectual Property	24
3.20	Related Party Transactions	24
3.21	State Takeover Laws	24
3.22	Reorganization	25
3.23	Opinions	25
3.24	Sterling Information	25
3.25	Loan Portfolio	25
3.26	Insurance	26
3.27	Information Security	26
3.28	No Other Representations or Warranties	26
Article IV REPRESENTATIONS AND WARRANTIES OF WEBSTER
4.1	Corporate Organization	27
4.2	Capitalization	28
4.3	Authority; No Violation	29
4.4	Consents and Approvals	30
4.5	Reports	31
4.6	Financial Statements	32
4.7	Broker’s Fees	33
4.8	Absence of Certain Changes or Events	33
4.9	Legal Proceedings	33
4.10	Taxes and Tax Returns	34
4.11	Employees and Employee Benefit Plans	35
4.12	Compliance with Applicable Law	38
4.13	Certain Contracts	39
4.14	Agreements with Regulatory Agencies	40
4.15	Risk Management Instruments	40
4.16	Environmental Matters	41
4.17	Investment Securities and Commodities	41
4.18	Real Property	41
4.19	Intellectual Property	42
4.20	Related Party Transactions	42
4.21	State Takeover Laws	42
4.22	Reorganization	42
4.23	Opinions	42
4.24	Webster Information	43
4.25	Loan Portfolio	43
4.26	Insurance	44
4.27	Information Security	44
4.28	HSA Business	44
4.29	No Other Representations or Warranties	44

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Article V COVENANTS RELATING TO CONDUCT OF BUSINESS
5.1	Conduct of Businesses Prior to the Effective Time	45
5.2	Forbearances	45
Article VI ADDITIONAL AGREEMENTS
6.1	Regulatory Matters	49
6.2	Access to Information; Confidentiality	50
6.3	Stockholder Approvals	51
6.4	Legal Conditions to Merger	52
6.5	Stock Exchange Listing	52
6.6	Employee Matters	52
6.7	Indemnification; Directors’ and Officers’ Insurance	54
6.8	Additional Agreements	55
6.9	Advice of Changes	55
6.10	Dividends	55
6.11	Stockholder Litigation	56
6.12	Corporate Governance	56
6.13	Acquisition Proposals	57
6.14	Public Announcements	58
6.15	Change of Method	58
6.16	Restructuring Efforts	58
6.17	Takeover Statutes	59
6.18	Treatment of Sterling Debt	59
6.19	Exemption from Liability under Section 16(b)	59
Article VII CONDITIONS PRECEDENT
7.1	Conditions to Each Party’s Obligation to Effect the Merger	60
7.2	Conditions to Obligations of Webster	61
7.3	Conditions to Obligations of Sterling	62
Article VIII TERMINATION AND AMENDMENT
8.1	Termination	63
8.2	Effect of Termination	64

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Article IX GENERAL PROVISIONS
9.1	Nonsurvival of Representations, Warranties and Agreements	65
9.2	Amendment	66
9.3	Extension; Waiver	66
9.4	Expenses	66
9.5	Notices	66
9.6	Interpretation	68
9.7	Counterparts	68
9.8	Entire Agreement	68
9.9	Governing Law; Jurisdiction	68
9.10	Waiver of Jury Trial	69
9.11	Assignment; Third-Party Beneficiaries	69
9.12	Specific Performance	69
9.13	Severability	70
9.14	Confidential Supervisory Information	70
9.15	Delivery by Electronic Transmission	70

Exhibit A – Form of Webster Certificate Amendment

Exhibit B – Form of Webster Bylaw Amendment

Exhibit C – Form of Bank Merger Agreement

 -iv-

INDEX OF DEFINED TERMS

Page

Accounts	46
Acquisition Proposal	60
Adjusted Performance Award	4
Adjusted Stock Option	3
affiliate	71
Agreement	1
Bank Merger	5
Bank Merger Agreement	5
Bank Merger Certificates	6
BHC Act	9
business day	71
CARES Act	22
Certificate of Merger	2
Chosen Courts	71
Citigroup	16
Closing	1
Closing Date	2
Code	1
Confidentiality Agreement	53
Continuation Period	55
Continuing Employees	55
Controlled Group Liability	19
Delaware Secretary	2
DGCL	1
Effective Time	2
Enforceability Exceptions	12
Environmental Laws	24
ERISA	18
ERISA Affiliate	19
Exchange Act	15
Exchange Agent	6
Exchange Fund	6
Exchange Ratio	2
FDIC	11
Federal Reserve Board	13
GAAP	10
Governmental Entity	13
HSAs	46
Intellectual Property	26
IRS	17
J.P. Morgan	35
Joint Proxy Statement	13
KBW	16

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knowledge	70, 71
Liens	12
Loans	27
Material Adverse Effect	9
Material Network Partner	46
Materially Burdensome Regulatory Condition	52
Merger	1
Merger Consideration	2
Multiemployer Plan	19
Multiple Employer Plan	19
New Certificates	6
New Plans	55
New Webster Preferred Stock	3
NYSE	8
OCC	13
Old Certificate	2
Pandemic	10
Pandemic Measures	10
PBGC	19
Permitted Encumbrances	25
person	71
Personal Data	21
Piper Sandler	35
Premium Cap	57
Recommendation Change	54
Regulatory Agencies	14
Representatives	60
Requisite Regulatory Approvals	51
Requisite Sterling Vote	12
Requisite Webster Vote	31
S-4	13
Sarbanes-Oxley Act	14
SEC	13
Securities Act	14
Security Breach	22
Significant Subsidiaries	10
SRO	14
Sterling	1
Sterling 401(k) Plan	56
Sterling Bank	5
Sterling Benefit Plans	18
Sterling Board Recommendation	53
Sterling Bylaws	10
Sterling Certificate	10
Sterling Common Stock	2
Sterling Compensation Committee	4

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Sterling Contract	23
Sterling Disclosure Schedule	9
Sterling Indemnified Parties	57
Sterling Insiders	62
Sterling Meeting	53
Sterling Owned Properties	25
Sterling Performance Award	4
Sterling Phantom Stock Unit	4
Sterling Qualified Plans	19
Sterling Real Property	25
Sterling Regulatory Agreement	24
Sterling Reports	14
Sterling Restricted Stock Award	4
Sterling Series A Preferred Stock	3
Sterling Stock Option	3
Sterling Subsidiary	11
Subsidiary	10
Surviving Bank	5
Surviving Corporation	1
Takeover Statutes	26
Tax	18
Tax Return	18
Taxes	18
Termination Date	66
Termination Fee	67
Webster	1
Webster 401(k) Plan	56
Webster Bank	5
Webster Benefit Plans	37
Webster Board Recommendation	53
Webster Bylaw Amendment	5
Webster Bylaws	5
Webster Certificate	5
Webster Certificate Amendment	5
Webster Common Stock	2
Webster Contract	42
Webster Disclosure Schedule	29
Webster Equity Awards	30
Webster ESPP	30
Webster Insider	39
Webster Meeting	53
Webster Owned Properties	43
Webster Performance Award	30
Webster Preferred Stock	30
Webster Qualified Plans	37
Webster Real Property	43

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Webster Regulatory Agreement	42
Webster Reports	33
Webster Restricted Stock Award	30
Webster Stock Options	30
Webster Stock Plan	30
Webster Subsidiary	29

 -viii-

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of April 18, 2021 (this “Agreement”), by and between Sterling Bancorp, a Delaware corporation (“Sterling”), and Webster Financial Corporation, a Delaware corporation (“Webster”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of Webster and Sterling have determined that it is in the best interests of their respective companies and their stockholders to consummate the strategic business combination transaction provided for herein, pursuant to which Sterling will, subject to the terms and conditions set forth herein, merge with and into Webster (the “Merger”), so that Webster is the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”) in the Merger;

WHEREAS, in furtherance thereof, the respective Boards of Directors of Sterling and Webster have approved the Merger and this Agreement;

WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

Article I

THE MERGER

1.1          The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time, Sterling shall merge with and into Webster. Webster shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the State of Delaware. Upon consummation of the Merger, the separate corporate existence of Sterling shall terminate.

1.2          Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place by electronic exchange of documents at 10:00 a.m. New York City time, on a date which shall be no later than three (3) business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless another date, time or place is agreed to in writing by the parties (such date on which the Closing actually occurs being hereinafter referred to as the “Closing Date”).

1.3          Effective Time. The Merger shall become effective as set forth in the certificate of merger to be filed with the Secretary of State of the State of Delaware (the “Delaware Secretary”) on the Closing Date (the “Certificate of Merger”). The term “Effective Time” shall be the date and time when the Merger becomes effective, as set forth in the Certificate of Merger.

1.4          Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the DGCL.

1.5          Conversion of Sterling Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Webster, Sterling or the holder of any of the following securities:

(a)          Subject to Section 2.2(e), each share of the common stock, par value $0.01 per share, of Sterling (the “Sterling Common Stock”) issued and outstanding immediately prior to the Effective Time, except for shares of Sterling Common Stock owned by Sterling as treasury stock or owned by Sterling or Webster (in each case other than shares of Sterling Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by Sterling or Webster in respect of debts previously contracted), shall be converted into the right to receive 0.4630 of a share (the “Exchange Ratio” and such shares, the “Merger Consideration”) of the common stock, par value $0.01 per share, of Webster (the “Webster Common Stock”); it being understood that upon the Effective Time, pursuant to Section 1.7, the Webster Common Stock, including the shares issued to former holders of Sterling Common Stock, shall be the common stock of the Surviving Corporation.

(b)          All of the shares of Sterling Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate,” it being understood that any reference herein to an “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Sterling Common Stock) previously representing any such shares of Sterling Common Stock shall thereafter represent only the right to receive (i) a New Certificate representing the number of whole shares of Webster Common Stock which such shares of Sterling Common Stock have been converted into the right to receive, (ii) cash in lieu of fractional shares which the shares of Sterling Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 1.5 and Section 2.2(e), without any interest thereon, and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2, without any interest thereon. If, prior to the Effective Time, the outstanding shares of Webster Common Stock or Sterling Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to give Webster and the holders of Sterling Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing contained in this sentence shall be construed to permit Sterling or Webster to take any action with respect to its securities or otherwise that is prohibited by the terms of this Agreement.

(c)          Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Sterling Common Stock that are owned by Sterling or Webster (in each case other than shares of Sterling Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by Sterling or Webster in respect of debts previously contracted) shall be cancelled and shall cease to exist and no Webster Common Stock or other consideration shall be delivered in exchange therefor.

1.6          Sterling Series A Preferred Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Webster, Sterling or the holder of any of the following securities, each share of 6.50% Non-Cumulative Perpetual Preferred Stock, Series A, par value $0.01 per share, of Sterling (the “Sterling Series A Preferred Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one share of a newly created series of preferred stock of Webster having substantially the same terms (and taking into account that Sterling will not be the surviving corporation in the Merger) as the Sterling Series A Preferred Stock (all shares of such newly created series, collectively, the “New Webster Preferred Stock”) and, upon such conversion, the Sterling Series A Preferred Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time.

1.7          Webster Stock. At and after the Effective Time, each share of Webster Common Stock and each share of Webster Preferred Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock or preferred stock, as applicable, of the Surviving Corporation and shall not be affected by the Merger.

1.8          Treatment of Sterling Equity Awards.

(a)          At the Effective Time, each option granted by Sterling to purchase shares of Sterling Common Stock under a Sterling Stock Plan (a “Sterling Stock Option”) that is outstanding and unexercised immediately prior to the Effective Time shall be assumed and converted automatically into an option (an “Adjusted Stock Option”) to purchase, on the same terms and conditions as were applicable under such Sterling Stock Option immediately prior to the Effective Time (including vesting terms), the number of shares of Webster Common Stock (rounded down to the nearest whole number of shares of Webster Common Stock) equal to the product of (A) the number of shares of Sterling Common Stock subject to such Sterling Stock Option immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, which Adjusted Stock Option shall have an exercise price per share of Webster Common Stock equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (1) the exercise price per share of Sterling Common Stock subject to such Sterling Stock Option immediately prior to the Effective Time, by (2) the Exchange Ratio.

(b)          At the Effective Time, each award in respect of a share of Sterling Common Stock subject to vesting, repurchase or other lapse restriction granted under a Sterling Stock Plan (a “Sterling Restricted Stock Award”) that is outstanding immediately prior to the Effective Time that is not a Sterling Performance Award shall (i) if granted to a non-employee member of the Board of Directors of Sterling, fully vest and be cancelled and converted automatically into the right to receive (without interest) the Merger Consideration in respect of each share of Sterling Common Stock subject to such Sterling Restricted Stock Award immediately prior to the Effective Time, which shall be delivered as soon as reasonably practicable following the Closing Date and in no event later than five (5) business days following the Closing Date (or on such later date if required to comply with Section 409A of the Code) and (ii) if not granted to an individual described in clause (i), be assumed and converted into a restricted stock award in respect of Webster Common Stock subject to vesting, repurchase or other lapse restriction with the same terms and conditions as were applicable under such Sterling Restricted Stock Award immediately prior to the Effective Time (including vesting terms), and relating to the number of shares of Webster Common Stock equal to the product of (A) the number of shares of Sterling Common Stock subject to such Sterling Restricted Stock Award immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, with any fractional shares rounded to the nearest whole share of Webster Common Stock.

(c)          At the Effective Time, each performance share award in respect of shares of Sterling Common Stock granted under a Sterling Stock Plan that is outstanding immediately prior to the Effective Time (a “Sterling Performance Award”) shall be assumed and converted into a restricted stock award in respect of Webster Common Stock (an “Adjusted Performance Award”) relating to the number of shares of Webster Common Stock equal to the product of (A) the number of shares of Sterling Common Stock subject to such Sterling Performance Award immediately prior to the Effective Time that would be earned assuming the achievement of the applicable performance goals as of immediately prior to the Effective Time based on the higher of target performance and actual performance through the latest practicable date prior to the Effective Time as reasonably determined by the compensation committee of the Board of Directors of Sterling (the “Sterling Compensation Committee”) consistent with past practice in consultation with Webster, multiplied by (B) the Exchange Ratio, with any fractional shares rounded to the nearest whole share of Webster Common Stock. Except as specifically provided in this Section 1.8(c), each such Adjusted Performance Award shall be subject to the same terms and conditions (including service-based vesting terms) as applied to the Sterling Performance Award immediately prior to the Effective Time; provided, that each such Adjusted Performance Award shall be subject to service-based vesting only and shall no longer be subject to any performance conditions.

(d)          At the Effective Time, each hypothetical Sterling Common Stock investment credited under the Sterling Deferred Fee Plan or the Sterling Directors Deferred Fee Plan (a “Sterling Phantom Stock Unit”) that is unsettled immediately prior to the Effective Time shall be assumed and converted into a hypothetical Webster Common Stock investment with the same terms and conditions as were applicable under such Sterling Phantom Stock Unit immediately prior to the Effective Time (including vesting terms) and relating to the number of shares of Webster Common Stock equal to the product of (A) the number of shares of Sterling Common Stock subject to such Sterling Phantom Stock Unit immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, with any fractional shares rounded to the nearest whole share of Webster Common Stock.

(e)          Promptly following the Effective Time, Webster shall file a post-effective amendment to the S-4 or an effective registration statement on Form S-8 with respect to the Webster Common Stock subject to the applicable adjusted Sterling Equity Awards, as required.

(f)           At or prior to the Effective Time, Sterling, the Board of Directors of Sterling or the Sterling Compensation Committee, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Sterling Equity Awards consistent with the provisions of this Section 1.8.

(g)          For purposes of this Agreement, the following terms shall have the following meanings:

(i)          “Sterling Equity Awards” means the Sterling Stock Options, the Sterling Restricted Stock Awards, the Sterling Performance Awards and the Sterling Phantom Stock Units.

(ii)         “Sterling Stock Plans” means the Provident Bancorp, Inc. 2004 Stock Incentive Plan, the Provident New York Bancorp 2012 Stock Incentive Plan, the Sterling 2014 Stock Incentive Plan and the Sterling Amended and Restated 2015 Omnibus Equity and Incentive Plan.

1.9          Certificate of Incorporation of Surviving Corporation. At the Effective Time, the Fourth Amended and Restated Certificate of Incorporation of Webster (the “Webster Certificate”), as amended as set forth in Exhibit A (such amendment, the “Webster Certificate Amendment”), shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.10        Bylaws of Surviving Corporation. At the Effective Time, the Bylaws of Webster (the “Webster Bylaws”), as amended as set forth in Exhibit B (such amendment, the “Webster Bylaw Amendment”), shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.11        Tax Consequences. It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a plan of reorganization for the purposes of Sections 354 and 361 of the Code.

1.12        Bank Merger. Following the Merger, Sterling National Bank (“Sterling Bank”), a national banking association and a wholly-owned Subsidiary of Sterling, will merge (the “Bank Merger”) with and into Webster Bank, a national banking association and a wholly-owned Subsidiary of Webster (“Webster Bank”). Webster Bank shall be the surviving entity in the Bank Merger (the “Surviving Bank”) and, following the Bank Merger, the separate corporate existence of Sterling Bank shall cease. Promptly after the date of this Agreement, Webster Bank and Sterling Bank will enter into an agreement and plan of merger in substantially the form set forth in Exhibit C (the “Bank Merger Agreement”). Each of Webster and Sterling shall approve the Bank Merger Agreement and the Bank Merger as the sole stockholder of Webster Bank and Sterling Bank, respectively, and Webster and Sterling shall, and shall cause Webster Bank and Sterling Bank, respectively, to execute certificates or articles of merger and such other documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates”) immediately following the Effective Time. The Bank Merger shall become effective at such time and date as specified in the Bank Merger Agreement in accordance with applicable law, or at such other time as shall be provided by applicable law.

Article II

EXCHANGE OF SHARES

2.1          Webster to Make Merger Consideration Available. At or prior to the Effective Time, Webster shall deposit, or shall cause to be deposited, with an exchange agent designated by Webster and mutually acceptable to Sterling (the “Exchange Agent”), for the benefit of the holders of Old Certificates (which for purposes of this Article II shall be deemed to include certificates or book-entry account statements representing shares of Sterling Series A Preferred Stock), for exchange in accordance with this Article II, (a) certificates or, at Webster’s option, evidence of shares in book-entry form (collectively, referred to herein as “New Certificates”), representing the shares of Webster Common Stock and New Webster Preferred Stock to be issued to holders of Sterling Common Stock and Sterling Series A Preferred Stock, and (b) cash in lieu of any fractional shares (such cash and New Certificates for shares of Webster Common Stock and New Webster Preferred Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”), to be issued pursuant to Section 1.5 and Section 1.6 and paid pursuant to Section 2.2(a) in exchange for outstanding shares of Sterling Common Stock.

2.2          Exchange of Shares.

(a)          As promptly as practicable after the Effective Time, but in no event later than five (5) business days thereafter, Webster and Sterling shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates representing shares of Sterling Common Stock or Sterling Series A Preferred Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the Merger Consideration or shares of New Webster Preferred Stock, as applicable, pursuant to Article I, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for New Certificates representing the number of whole shares of Webster Common Stock and any cash in lieu of fractional shares or shares of New Webster Preferred Stock, as applicable, which the shares of Sterling Common Stock or Sterling Series A Preferred Stock represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.2(b). Upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, as applicable, (i) (A) a New Certificate representing that number of whole shares of Webster Common Stock to which such holder of Sterling Common Stock shall have become entitled pursuant to the provisions of Article I and (B) a check representing the amount of (x) any cash in lieu of fractional shares which such holder has the right to receive in respect of the Old Certificate or Old Certificates surrendered pursuant to the provisions of this Article II and (y) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2(b), or (ii) (A) a New Certificate representing the number of shares of New Webster Preferred Stock to which such holder of Sterling Series A Preferred Stock shall have become entitled pursuant to the provisions of Article I and (B) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2(b), and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares or dividends or distributions payable to holders of Old Certificates. Until surrendered as contemplated by this Section 2.2, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the number of whole shares of Webster Common Stock or shares of New Webster Preferred Stock which the shares of Sterling Common Stock or Sterling Series A Preferred Stock, as applicable, represented by such Old Certificate have been converted into the right to receive and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2.

(b)          No dividends or other distributions declared with respect to Webster Common Stock or New Webster Preferred Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Article II. After the surrender of an Old Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of Webster Common Stock or shares of New Webster Preferred Stock which the shares of Sterling Common Stock or Sterling Series A Preferred Stock, as applicable, represented by such Old Certificate have been converted into the right to receive.

(c)          If any New Certificate representing shares of Webster Common Stock or New Webster Preferred Stock is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing shares of Webster Common Stock or New Webster Preferred Stock in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)          After the Effective Time, there shall be no transfers on the stock transfer books of Sterling of the shares of Sterling Common Stock or Sterling Series A Preferred Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for New Certificates representing shares of Webster Common Stock or New Webster Preferred Stock, as applicable, as provided in this Article II.

(e)          Notwithstanding anything to the contrary contained herein, no New Certificates or scrip representing fractional shares of Webster Common Stock shall be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to Webster Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Webster. In lieu of the issuance of any such fractional share, Webster shall pay to each former holder of Sterling Common Stock who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing-sale prices of Webster Common Stock on The New York Stock Exchange (the “NYSE”) as reported by The Wall Street Journal for the consecutive period of five (5) full trading days ending on the day preceding the Closing Date by (ii) the fraction of a share (after taking into account all shares of Sterling Common Stock held by such holder immediately prior to the Effective Time and rounded to the nearest thousandth when expressed in decimal form) of Webster Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.5. The parties acknowledge that payment of such cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration, but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.

(f)           Any portion of the Exchange Fund that remains unclaimed by the holders of Sterling Common stock and Sterling Series A Preferred Stock for twelve (12) months after the Effective Time shall be paid to the Surviving Corporation. Any former holders of Sterling Common Stock and Sterling Series A Preferred Stock who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the shares of Webster Common Stock and cash in lieu of any fractional shares or shares of New Webster Preferred Stock, as applicable, and any unpaid dividends and distributions on the Webster Common Stock or New Webster Preferred Stock deliverable in respect of each former share of Sterling Common Stock or Sterling Series A Preferred Stock, as applicable, that such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Webster, Sterling, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Sterling Common Stock or Sterling Series A Preferred Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g)          Webster shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any cash in lieu of fractional shares of Webster Common Stock, any dividends or distributions payable pursuant to this Section 2.2 or any other consideration otherwise payable pursuant to this Agreement to any holder of Sterling Common Stock, Sterling Series A Preferred Stock or Sterling Equity Awards such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of Tax law. To the extent that amounts are so withheld by Webster or the Exchange Agent, as the case may be, and paid over to the appropriate Governmental Entity, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Sterling Common Stock, Sterling Series A Preferred Stock or Sterling Equity Awards in respect of which the deduction and withholding was made by Webster or the Exchange Agent, as the case may be.

(h)          In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Webster or the Exchange Agent, the posting by such person of a bond in such amount as Webster or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Webster Common Stock and any cash in lieu of fractional shares, or the shares of New Webster Preferred Stock deliverable in respect thereof pursuant to this Agreement.

Article III

REPRESENTATIONS AND WARRANTIES OF STERLING

Except (a) as disclosed in the disclosure schedule delivered by Sterling to Webster concurrently herewith (the “Sterling Disclosure Schedule”); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Sterling Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Sterling that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to result in a Material Adverse Effect, and (iii) any disclosures made with respect to a section of this Article III shall be deemed to qualify (1) any other section of this Article III specifically referenced or cross-referenced and (2) other sections of this Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) as disclosed in any Sterling Reports filed by Sterling after January 1, 2020 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly nonspecific or cautionary, predictive or forward-looking in nature), Sterling hereby represents and warrants to Webster as follows:

3.1          Corporate Organization.

(a)          Sterling is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). Sterling has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Sterling is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Sterling. As used in this Agreement, “Material Adverse Effect” means, with respect to Webster, Sterling or the Surviving Corporation, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations (including the Pandemic Measures) of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries (including any such changes arising out of the Pandemic or any Pandemic Measures), (D) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health event (including the Pandemic), (E) public disclosure of the execution of this Agreement, public disclosure or consummation of the transactions contemplated hereby (including any effect on a party’s relationships with its customers or employees) (it being understood and agreed that the foregoing shall not apply for purposes of the representations and warranties in Sections 3.3(b), 3.4, 3.11(j), 4.3(b), 4.4 or 4.11(j)) or actions expressly required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, (F) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts (it being understood that the underlying causes of such decline or failure may be taken into account in determining whether a Material Adverse Effect has occurred, except to the extent otherwise excepted by this proviso) or (G) the expenses incurred by Sterling or Webster in negotiating, documenting, effecting and consummating the transactions contemplated by this Agreement; except, with respect to subclauses (A), (B), (C) or (D) to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, “Pandemic” means any outbreaks, epidemics or pandemics relating to SARS-CoV-2 or Covid-19, or any variants, evolutions or mutations thereof, or any other viruses (including influenza), and the governmental and other responses thereto; “Pandemic Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shutdown, closure, sequester or other laws, directives, policies, guidelines or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to the Pandemic; “Subsidiary,” when used with respect to any person, means any subsidiary of such person within the meaning ascribed to such term in either Rule 1-02 of Regulation S-X promulgated by the SEC or the BHC Act; and “Significant Subsidiaries” shall have the meaning ascribed to it in Rule 1-02 of Regulation S-X promulgated under the Exchange Act. True and complete copies of the Amended and Restated Certificate of Incorporation of Sterling (the “Sterling Certificate”) and the Amended and Restated Bylaws of Sterling (the “Sterling Bylaws”), as in effect as of the date of this Agreement, have previously been made available by Sterling to Webster.

(b)          Each Subsidiary of Sterling (a “Sterling Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on Sterling and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of Sterling to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of Sterling that is an insured depository institution are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 3.1(b) of the Sterling Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Sterling as of the date hereof.

3.2          Capitalization.

(a)          As of the date of this Agreement, the authorized capital stock of Sterling consists of 310,000,000 shares of Sterling Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share. As of April 18, 2021, there are (i) 193,160,313 shares of Sterling Common Stock outstanding, including 3,850,200 shares of Sterling Common Stock granted in respect of outstanding Sterling Restricted Stock Awards (assuming performance goals applicable to Sterling Performance Awards are satisfied at the maximum level), (ii) 37,305,440 shares of Sterling Common Stock held in treasury, (iii) 261,675 shares of Sterling Common Stock reserved for issuance upon the exercise of outstanding Sterling Stock Options, (iv) 726,056 shares of Sterling Common Stock reserved for issuance pursuant to future grants under the Sterling Stock Plans, and (v) 135,000 shares of Sterling Series A Preferred Stock outstanding. All hypothetical Sterling Common Stock investments with respect to Sterling Phantom Stock Units represent only the right to receive a payment in cash based on the fair market value of a share of Sterling Common Stock, and zero shares of Sterling Common Stock are reserved for issuance in respect of outstanding Sterling Phantom Stock Units upon the settlement thereof. As of the date of this Agreement, except as set forth in the immediately preceding sentence and for changes since April 18, 2021 resulting from the exercise, vesting or settlement of any Sterling Equity Awards described in the immediately preceding sentence, there are no other shares of capital stock or other equity or voting securities of Sterling issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Sterling Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of Sterling may vote. Except as set forth on Section 3.2(a) of the Sterling Disclosure Schedule, no trust preferred or subordinated debt securities of Sterling are issued or outstanding. Other than Sterling Equity Awards issued prior to the date of this Agreement as described in this Section 3.2(a), as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, or valued by reference to, shares of capital stock or other equity or voting securities of or ownership interest in Sterling, or contracts, commitments, understandings or arrangements by which Sterling may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in Sterling, or that otherwise obligate Sterling to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing. There are no voting trusts, stockholder agreements, proxies or other agreements in effect to which Sterling is a party or is bound with respect to the voting or transfer of Sterling Common Stock or other equity interests of Sterling.

(b)          Sterling owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Sterling Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Sterling Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

3.3          Authority; No Violation.

(a)          Sterling has full corporate power and authority to execute and deliver this Agreement and, subject to the stockholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Merger and the Bank Merger) have been duly and validly approved by the Board of Directors of Sterling. The Board of Directors of Sterling has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Sterling and its stockholders and has directed that this Agreement and the transactions contemplated hereby be submitted to Sterling’s stockholders for adoption at a meeting of such stockholders and has adopted a resolution to the foregoing effect. Except for (i) the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Sterling Common Stock entitled to vote on this Agreement (the “Requisite Sterling Vote”) and (ii) the adoption and approval of the Bank Merger Agreement by the Board of Directors of Sterling Bank and Sterling as Sterling Bank’s sole stockholder, no other corporate proceedings on the part of Sterling are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Sterling and (assuming due authorization, execution and delivery by Webster) constitutes a valid and binding obligation of Sterling, enforceable against Sterling in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).

(b)          Neither the execution and delivery of this Agreement by Sterling nor the consummation by Sterling of the transactions contemplated hereby, including the Bank Merger, nor compliance by Sterling with any of the terms or provisions hereof, will (i) violate any provision of the Sterling Certificate or the Sterling Bylaws or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Sterling or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Sterling or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Sterling or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Sterling.

3.4          Consents and Approvals. Except for (a) the filing of any required applications, filings and notices, as applicable, with the NYSE, (b) the filing of any required applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and approval of such applications, filings and notices, (c) the filing of any required applications, filings and notices, as applicable, with the Office of the Comptroller of the Currency (the “OCC”) in connection with the Bank Merger, and approval of such applications, filings and notices, (d) the filing of any required applications, filings or notices with any state banking or insurance authorities listed on Section 3.4 of the Sterling Disclosure Schedule or Section 4.4 of the Webster Disclosure Schedule and approval of such applications, filings and notices, (e) the filing with the Securities and Exchange Commission (the “SEC”) of a joint proxy statement in definitive form relating to the meetings of Sterling’s and Webster’s stockholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Joint Proxy Statement”), and of the registration statement on Form S-4 in which the Joint Proxy Statement will be included as a prospectus, to be filed with the SEC by Webster in connection with the transactions contemplated by this Agreement (the “S-4”) and the declaration of effectiveness of the S-4, (f) the filing of the Webster Certificate Amendment, the Certificate of Merger and the Certificate of Designations for the New Webster Preferred Stock with the Delaware Secretary pursuant to the DGCL and the filing of the Bank Merger Certificates and (g) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Webster Common Stock and New Webster Preferred Stock (or depositary shares in respect thereof) pursuant to this Agreement and the approval of the listing of such Webster Common Stock and New Webster Preferred Stock (or depositary shares in respect thereof) on the NYSE, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or SRO (each a “Governmental Entity”) are necessary in connection with (i) the execution and delivery by Sterling of this Agreement or (ii) the consummation by Sterling of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, Sterling is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

3.5          Reports.

(a)          Sterling and each of its Subsidiaries have timely filed (or furnished) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2019 with (i) any state regulatory authority, (ii) the SEC, (iii) the Federal Reserve Board, (iv) the FDIC, (v) the OCC, (vi) any foreign regulatory authority and (vii) any self-regulatory organization (an “SRO”) ((i) – (vii), collectively, “Regulatory Agencies”), including, without limitation, any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Sterling. Subject to Section 9.14, except as set forth on Section 3.5(a) of the Sterling Disclosure Schedule and for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Sterling and its Subsidiaries, (i) no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Sterling, investigation into the business or operations of Sterling or any of its Subsidiaries since January 1, 2019, (ii) there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Sterling or any of its Subsidiaries, and (iii) there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Sterling or any of its Subsidiaries since January 1, 2019; in the case of each of clauses (i) through (iii), which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Sterling.

(b)          An accurate copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished by Sterling to the SEC since December 31, 2018 pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act (the “Sterling Reports”) is publicly available. No such Sterling Report, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Sterling Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Sterling has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Sterling Reports.

3.6          Financial Statements.

(a)          The financial statements of Sterling and its Subsidiaries included (or incorporated by reference) in the Sterling Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Sterling and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Sterling and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Sterling and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Since January 1, 2017, no independent public accounting firm of Sterling has resigned (or informed Sterling that it intends to resign) or been dismissed as independent public accountants of Sterling as a result of, or in connection with, any disagreements with Sterling on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Sterling, neither Sterling nor any of its Subsidiaries has any liability (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Sterling included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (including any notes thereto) and for liabilities incurred in the ordinary course of business since December 31, 2020, or in connection with this Agreement and the transactions contemplated hereby.

(c)          The records, systems, controls, data and information of Sterling and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Sterling or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Sterling. Sterling (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to ensure that material information relating to Sterling, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Sterling by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Sterling’s outside auditors and the audit committee of Sterling’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which would reasonably be expected to adversely affect Sterling’s ability to record, process, summarize and report financial information, and (ii) to the knowledge of Sterling, any fraud, whether or not material, that involves management or other employees who have a significant role in Sterling’s internal controls over financial reporting. To the knowledge of Sterling, there is no reason to believe that Sterling’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)          Since January 1, 2019, (i) neither Sterling nor any of its Subsidiaries, nor, to the knowledge of Sterling, any director, officer, auditor, accountant or representative of Sterling or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Sterling or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Sterling or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Sterling or any of its Subsidiaries, whether or not employed by Sterling or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Sterling or any of its officers, directors, employees or agents to the Board of Directors of Sterling or any committee thereof or, to the knowledge of Sterling, to any director or officer of Sterling.

3.7          Broker’s Fees. With the exception of the engagement of Citigroup Global Markets Inc. (“Citigroup”) and Keefe, Bruyette & Woods, Inc., a Stifel Company (“KBW”), neither Sterling nor any Sterling Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement. Sterling has disclosed to Webster as of the date hereof the aggregate fees provided for in connection with the engagement by Sterling of Citigroup and KBW, related to the Merger and the other transactions contemplated hereby.

3.8          Absence of Certain Changes or Events.

(a)          Since December 31, 2020, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Sterling.

(b)          Except as set forth on Section 3.8(b) of the Sterling Disclosure Schedule and in connection with the transactions contemplated by this Agreement, since December 31, 2020, Sterling and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

3.9          Legal Proceedings.

(a)          Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Sterling, neither Sterling nor any of its Subsidiaries is a party to any, and there are no pending or, to Sterling’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Sterling or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)          There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Sterling, any of its Subsidiaries or the assets of Sterling or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its affiliates) that would reasonably be expected to be material to Sterling and its Subsidiaries, taken as a whole.

3.10        Taxes and Tax Returns.

(a)          Each of Sterling and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither Sterling nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course). All material Taxes of Sterling and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of Sterling and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party. Neither Sterling nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. The federal income Tax Returns of Sterling and its Subsidiaries for all years to and including 2019 have been examined by the Internal Revenue Service (the “IRS”) or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. Neither Sterling nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of Sterling and its Subsidiaries or the assets of Sterling and its Subsidiaries. Sterling has made available to Webster true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years. Neither Sterling nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Sterling and its Subsidiaries). Neither Sterling nor any of its Subsidiaries (a) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Sterling) or (b) has any liability for the Taxes of any person (other than Sterling or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither Sterling nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither Sterling nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1). At no time during the past five (5) years has Sterling been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(b)          As used in this Agreement, “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

(c)          As used in this Agreement, “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.11        Employees and Employee Benefit Plans.

(a)          Section 3.11(a) of the Sterling Disclosure Schedule lists all material Sterling Benefit Plans. For purposes of this Agreement, “Sterling Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, retention, bonus, employment, change in control, termination or severance plans, programs, agreements or arrangements that are maintained, contributed to or sponsored or maintained by, or required to be contributed to, Sterling or any of its Subsidiaries for the benefit of any current or former employee, officer or director of Sterling or any of its Subsidiaries, excluding, in each case, any Multiemployer Plan.

(b)          Sterling has heretofore made available to Webster true and complete copies of (i) each material Sterling Benefit Plan, including any amendments thereto and all related trust documents, insurance contracts or other funding vehicles, and (ii) to the extent applicable, (A) the most recent summary plan description, if any, required under ERISA with respect to such Sterling Benefit Plan, (B) the most recent annual report (Form 5500), if any, filed with the IRS, (C) the most recently received IRS determination letter, if any, relating to such Sterling Benefit Plan, (D) the most recently prepared actuarial report for each Sterling Benefit Plan (if applicable), and (E) all material non-routine correspondence to or from any Governmental Entity received in the last three (3) years with respect to such Sterling Benefit Plan.

(c)          Each Sterling Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code.

(d)          Section 3.11(d) of the Sterling Disclosure Schedule identifies each Sterling Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Sterling Qualified Plans”). The IRS has issued a favorable determination letter with respect to each Sterling Qualified Plan and the related trust, and, to the knowledge of Sterling, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Sterling Qualified Plan or the related trust.

(e)          With respect to each Sterling Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code: (i) no such Sterling Benefit Plan is in “at-risk” status for purposes of Section 430 of the Code, (ii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (iii) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full, (iv) no material liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is reasonably expected to be incurred by Sterling or any of its Subsidiaries, and (v) the PBGC has not instituted proceedings to terminate any such Sterling Benefit Plan. No Controlled Group Liability has been incurred by Sterling or its ERISA Affiliates that has not been satisfied in full, and, to the knowledge of Sterling, no condition exists that presents a material risk to Sterling or its ERISA Affiliates of incurring any such liability, except as, either individually or in the aggregate, would not reasonably be expected to result in any material liability to Sterling and its Subsidiaries. For purposes of this Agreement, “Controlled Group Liability” means any and all liabilities (1) under Title IV of ERISA, (2) under Section 302 of ERISA, (3) under Sections 412 and 4971 of the Code, and (4) as a result of a failure to comply with the continuing coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

(f)           None of Sterling, any of its Subsidiaries or any of their respective ERISA Affiliates has, at any time during the last six (6) years, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of Sterling, any of its Subsidiaries or any of their respective ERISA Affiliates has incurred any material liability to a Multiemployer Plan or a Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or a Multiple Employer Plan that has not been satisfied in full. For purposes of this Agreement, “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(g)          Except as set forth on Section 3.11(g) of the Sterling Disclosure Schedule, neither Sterling nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired or former employees or their dependents, except as required by Section 4980B of the Code.

(h)          All contributions required to be made to any Sterling Benefit Plan by applicable law or by any plan document, and all premiums due or payable with respect to insurance policies funding any Sterling Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Sterling, except as, either individually or in the aggregate, would not reasonably be expected to result in any material liability to Sterling and its Subsidiaries.

(i)           There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to Sterling’s knowledge, no set of circumstances exists that may reasonably be expected to give rise to a claim or lawsuit, against the Sterling Benefit Plans, any fiduciaries thereof with respect to their duties to the Sterling Benefit Plans or the assets of any of the trusts under any of the Sterling Benefit Plans, except as, either individually or in the aggregate, would not reasonably be expected to result in any material liability to Sterling and its Subsidiaries.

(j)           Except as set forth on Section 3.11(j) of the Sterling Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) entitle any employee, officer, director or individual independent contractor of Sterling or any of its Subsidiaries to any payment or benefit, (ii) result in, accelerate, cause the vesting, exercisability, funding, payment or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or independent contractor of Sterling or any of its Subsidiaries, (iii) accelerate the timing of or cause Sterling or any of its Subsidiaries to transfer or set aside any assets to fund any material benefits under any Sterling Benefit Plan, or (iv) result in any limitation on the right of Sterling or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Sterling Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Sterling or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(k)          Neither Sterling nor any of its Subsidiaries is a party to any plan, program, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Section 4999 of the Code (or any corresponding provisions of state or local law relating to Tax).

(l)           There are no pending or, to the knowledge of Sterling, threatened material labor grievances or material unfair labor practice claims or charges against Sterling or any of its Subsidiaries, or any strikes or other material labor disputes against Sterling or any of its Subsidiaries. Neither Sterling nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Sterling or any of its Subsidiaries and, to the knowledge of Sterling, there are no organizing efforts by any union or other group seeking to represent any employees of Sterling and its Subsidiaries.

(m)         Sterling and its Subsidiaries are in compliance in all material respects with, and since December 31, 2018 have complied in all material respects with, all laws regarding employment and employment practices, terms and conditions of employment, wages and hours, paid sick leave, classification of employees and independent contractors, equitable pay practices, privacy rights, labor disputes, employment discrimination, sexual or racial harassment or discrimination, workers’ compensation or long-term disability policies, retaliation, immigration, family and medical leave, occupational safety and health and other laws in respect of any reduction in force (including notice, information and consultation requirements).

(n)          (i) To the knowledge of Sterling, no written allegations of sexual or racial harassment or sexual or race-based misconduct have been made since December 31, 2018 against any Sterling Insider, (ii) since December 31, 2018, neither Sterling nor any of its Subsidiaries has entered into any settlement agreement related to allegations of sexual or racial harassment or sexual or race-based misconduct by any Sterling Insider, and (iii) there are no proceedings currently pending or, to the knowledge of Sterling, threatened related to any allegations of sexual or racial harassment or sexual or race-based misconduct by any Sterling Insider.

3.12        Compliance with Applicable Law. Sterling and each of its Subsidiaries hold, and have at all times since December 31, 2018, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Sterling, and, to the knowledge of Sterling, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Sterling and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Sterling or any of its Subsidiaries, including all laws relating to the privacy and security of data or information that constitutes personal data or personal information under applicable law (“Personal Data”), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other laws relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Each of Sterling’s Subsidiaries that is an insured depository institution has a Community Reinvestment Act rating of “satisfactory” or better. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Sterling, none of Sterling, or any of its Subsidiaries or, to the knowledge of Sterling, any director, officer, employee, agent or other person acting on behalf of Sterling or any of its Subsidiaries has, directly or indirectly, (a) used any funds of Sterling or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (b) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Sterling or any of its Subsidiaries, (c) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (d) established or maintained any unlawful fund of monies or other assets of Sterling or any of its Subsidiaries, (e) made any fraudulent entry on the books or records of Sterling or any of its Subsidiaries, or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Sterling or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Sterling or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department. Sterling maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data against any (i) loss or misuse of Personal Data, (ii) unauthorized or unlawful operations performed upon Personal Data or (iii) other act or omission that compromises the security or confidentiality of Personal Data (clauses (i) through (iii), a “Security Breach”). To the knowledge of Sterling, Sterling has not experienced any Security Breach that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Sterling. To the knowledge of Sterling, there are no data security or other technological vulnerabilities with respect to Sterling’s information technology systems or networks that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Sterling. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Sterling: (i) Sterling Bank has complied in all material respects with all requirements of the Coronavirus Aid, Relief, and Economic Security (CARES) Act (the “CARES Act”) and the Paycheck Protection Program, including applicable guidance, in connection with its participation in the Paycheck Protection Program; (ii) Sterling and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (iii) none of Sterling, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true, correct and complete and accurately reflect the assets and results of such fiduciary account.

3.13        Certain Contracts.

(a)          Except as set forth in Section 3.13(a) of the Sterling Disclosure Schedule or as filed with or incorporated into any Sterling Report filed prior to the date hereof, as of the date hereof, neither Sterling nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral, but excluding any Sterling Benefit Plan): (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); (ii) which contains a provision that materially restricts the conduct on any line of business by Sterling or any of its Subsidiaries or upon consummation of the transactions contemplated by this Agreement will materially restrict the ability of the Surviving Corporation or any of its affiliates to engage in any line of business or in any geographic region (including any exclusivity or exclusive dealing provisions with such an effect); (iii) which is a collective bargaining agreement or similar agreement with any labor organization; (iv) any of the benefits of or obligations under which will arise or be increased or accelerated by the occurrence of the execution and delivery of this Agreement, receipt of the Requisite Sterling Vote or the announcement or consummation of any of the transactions contemplated by this Agreement, or under which a right of cancellation or termination will arise as a result thereof, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, where such increase or acceleration of benefits or obligations, right of cancellation or termination, or change in calculation of value of benefits would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Sterling; (v) (A) that relates to the incurrence of indebtedness by Sterling or any of its Subsidiaries, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business), (B) that provides for the guarantee, support, assumption or endorsement by Sterling or any of its Subsidiaries of, or any similar commitment by Sterling or any of its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person, in the case of each of clauses (A) and (B), in the principal amount of $15,000,000 or more, or (C) that provides for any material indemnification or similar obligations on the part of Sterling or any of its Subsidiaries; (vi) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Sterling or its Subsidiaries, taken as a whole; (vii) which creates future payment obligations in excess of $5,000,000 per annum other than any such contracts which are terminable by Sterling or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than extensions of credit, other customary banking products offered by Sterling or its Subsidiaries, or derivatives issued or entered into in the ordinary course of business; (viii) that is a settlement, consent or similar agreement and contains any material continuing obligations of Sterling or any of its Subsidiaries; or (ix) that relates to the acquisition or disposition of any person, business or asset and under which Sterling or its Subsidiaries have or may have a material obligation or liability. Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a) (excluding any Sterling Benefit Plan), whether or not set forth in the Sterling Disclosure Schedule, is referred to herein as a “Sterling Contract.” Sterling has made available to Webster true, correct and complete copies of each Sterling Contract in effect as of the date hereof.

(b)          In each case, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Sterling, (i) each Sterling Contract is valid and binding on Sterling or one of its Subsidiaries, as applicable, and in full force and effect, (ii) Sterling and each of its Subsidiaries has in all material respects complied with and performed all obligations required to be performed by it to date under each Sterling Contract, (iii) to the knowledge of Sterling, each third-party counterparty to each Sterling Contract has in all material respects complied with and performed all obligations required to be performed by it to date under such Sterling Contract, (iv) Sterling does not have knowledge of, and has not received notice of, any violation of any Sterling Contract by any of the other parties thereto, (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of Sterling or any of its Subsidiaries, or to the knowledge of Sterling, any other party thereto, of or under any such Sterling Contract and (vi) no third-party counterparty to any Sterling Contract has exercised or threatened in writing to exercise any force majeure (or similar) provision to excuse non-performance or performance delays in any Sterling Contract as a result of the Pandemic or the Pandemic Measures.

3.14        Agreements with Regulatory Agencies. Subject to Section 9.14, neither Sterling nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2019, a recipient of any supervisory letter from, or since January 1, 2019, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Sterling Disclosure Schedule, a “Sterling Regulatory Agreement”), nor has Sterling or any of its Subsidiaries been advised in writing since January 1, 2019, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Sterling Regulatory Agreement.

3.15        Risk Management Instruments. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Sterling, (a) all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Sterling, any of its Subsidiaries or for the account of a customer of Sterling or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Sterling or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect; and (b) Sterling and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Sterling’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.16        Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Sterling, Sterling and its Subsidiaries are in compliance, and have complied since January 1, 2019, with each federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of Sterling, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Sterling or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or threatened against Sterling, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Sterling. To the knowledge of Sterling, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Sterling.

3.17        Investment Securities and Commodities.

(a)          Each of Sterling and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Liens, except as set forth in the financial statements included in the Sterling Reports or to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Sterling or its Subsidiaries. Such securities and commodities are valued on the books of Sterling in accordance with GAAP in all material respects.

(b)          Sterling and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that Sterling believes are prudent and reasonable in the context of such businesses. Prior to the date of this Agreement, Sterling has made available to Webster the material terms of such policies, practices and procedures.

3.18        Real Property. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Sterling, (a) Sterling or a Sterling Subsidiary has good and marketable title to all the real property reflected in the latest audited balance sheet included in the Sterling Reports as being owned by Sterling or a Sterling Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Sterling Owned Properties”), free and clear of all Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (clauses (i) through (iv), collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Sterling Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (collectively with Sterling Owned Properties, the “Sterling Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of Sterling, the lessor. There are no pending or, to the knowledge of Sterling, threatened condemnation proceedings against Sterling Real Property.

3.19        Intellectual Property. Sterling and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Sterling, (a) (i) to the knowledge of Sterling, the use of any Intellectual Property by Sterling and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Sterling or any Sterling Subsidiary acquired the right to use any Intellectual Property, and (ii) to the knowledge of Sterling, no person has asserted in writing to Sterling that Sterling or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (b) no person is challenging or, to the knowledge of Sterling, infringing on or otherwise violating, any right of Sterling or any of its Subsidiaries with respect to any Intellectual Property owned by Sterling or its Subsidiaries, and (c) neither Sterling nor any Sterling Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by Sterling or any Sterling Subsidiary, and Sterling and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by Sterling and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; trade secrets; and copyright registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof.

3.20        Related Party Transactions. Except as set forth in Section 3.20 of the Sterling Disclosure Schedule, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Sterling or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Sterling or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Sterling Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Sterling) on the other hand, of the type required to be reported in any Sterling Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act that have not been so reported on a timely basis.

3.21        State Takeover Laws. The Board of Directors of Sterling has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions Section 203 of the DGCL and any similar “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” law (any such laws, “Takeover Statutes”).

3.22        Reorganization. Sterling has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.23        Opinions. Prior to the execution of this Agreement, the Board of Directors of Sterling has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of each of Citigroup and KBW to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, the Exchange Ratio in the Merger is fair from a financial point of view to the holders of Sterling Common Stock. Such opinions have not been amended or rescinded as of the date of this Agreement.

3.24        Sterling Information. The information relating to Sterling and its Subsidiaries to be contained in the Joint Proxy Statement and the S-4, and the information relating to Sterling and its Subsidiaries that is provided by Sterling or its representatives for inclusion in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement (except for such portions thereof that relate only to Webster or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 (except for such portions thereof that relate only to Webster or any of its Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

3.25        Loan Portfolio.

(a)          As of the date hereof, except as set forth in Section 3.25(a) of the Sterling Disclosure Schedule, neither Sterling nor any of its Subsidiaries is a party to any written or oral loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which Sterling or any Subsidiary of Sterling is a creditor which as of December 31, 2020, had an outstanding balance of $10,000,000 or more and under the terms of which the obligor was, as of December 31, 2020, over ninety (90) days or more delinquent in payment of principal or interest. Set forth in Section 3.25(a) of the Sterling Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of Sterling and its Subsidiaries that, as of December 31, 2020, had an outstanding balance of $10,000,000 or more and were classified by Sterling as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (B) each asset of Sterling or any of its Subsidiaries that, as of December 31, 2020, is classified as “Other Real Estate Owned” and the book value thereof.

(b)          Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Sterling, each Loan of Sterling and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Sterling and its Subsidiaries as secured Loans, has been secured by valid Liens, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c)          Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Sterling, each outstanding Loan of Sterling or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Sterling and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

3.26        Insurance. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Sterling, Sterling and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Sterling reasonably has determined to be prudent and consistent with industry practice, and Sterling and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Sterling and its Subsidiaries, Sterling or the relevant Subsidiary thereof is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

3.27        Information Security. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Sterling, to the knowledge of Sterling, since January 1, 2019, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Sterling and its Subsidiaries.

3.28        No Other Representations or Warranties.

(a)          Except for the representations and warranties made by Sterling in this Article III, neither Sterling nor any other person makes any express or implied representation or warranty with respect to Sterling, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Sterling hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Sterling nor any other person makes or has made any representation or warranty to Webster or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Sterling, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Sterling in this Article III, any oral or written information presented to Webster or any of its affiliates or representatives in the course of their due diligence investigation of Sterling, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)          Sterling acknowledges and agrees that neither Webster nor any other person has made or is making any express or implied representation or warranty other than those contained in Article IV.

Article IV

REPRESENTATIONS AND WARRANTIES OF WEBSTER

Except (a) as disclosed in the disclosure schedule delivered by Webster to Sterling concurrently herewith (the “Webster Disclosure Schedule”); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Webster Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Webster that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to result in a Material Adverse Effect, and (iii) any disclosures made with respect to a section of this Article IV shall be deemed to qualify (1) any other section of this Article IV specifically referenced or cross-referenced and (2) other sections of this Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) as disclosed in any Webster Reports filed by Webster after January 1, 2020 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly nonspecific or cautionary, predictive or forward-looking in nature), Webster hereby represents and warrants to Sterling as follows:

4.1          Corporate Organization.

(a)          Webster is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is a bank holding company duly registered under the BHC Act. Webster has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Webster is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Webster. True and complete copies of the Webster Certificate and Webster Bylaws, as in effect as of the date of this Agreement, have previously been made available by Webster to Sterling.

(b)          Each Subsidiary of Webster (a “Webster Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on Webster, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of Webster to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of Webster that is an insured depository institution are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 4.1(b) of the Webster Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Webster as of the date hereof.

4.2          Capitalization.

(a)          As of the date of this Agreement, the authorized capital stock of Webster consists of 200,000,000 shares of Webster Common Stock and 3,000,000 shares of preferred stock, par value $0.01 per share (the “Webster Preferred Stock”). As of April 14, 2021, there are (i) 90,411,341 shares of Webster Common Stock outstanding, including 405,024 shares of Webster Common Stock granted in respect of outstanding awards of restricted Webster Common Stock under the Webster Stock Plan (a “Webster Restricted Stock Award”), (ii) 182,733 shares of Webster Common Stock underlying performance share awards (a “Webster Performance Award”) (assuming performance goals are satisfied at target levels), (iii) 3,274,970 shares of Webster Common Stock held in treasury, (iv) 114,101 shares of Webster Common Stock reserved for issuance upon the exercise of outstanding stock options to purchase shares of Webster Common Stock granted under a Webster Stock Plan (“Webster Stock Options” and, together with the Webster Restricted Stock Awards and the Webster Performance Awards, the “Webster Equity Awards”), (v) 867,241 shares of Webster Common Stock reserved for issuance pursuant to future grants under the Webster Stock Plan, (vi) 422,885 shares of Webster Common Stock reserved for issuance pursuant to future grants under the Webster Employee Stock Purchase Plan, as amended and restated effective April 1, 2019 (the “Webster ESPP”) and (vii) 6,000 shares of 5.25% Series F Non-Cumulative Perpetual Preferred Stock outstanding. As of the date of this Agreement, except as set forth in the immediately preceding sentence and for changes since April 14, 2021 resulting from the exercise, vesting or settlement of any Webster Equity Awards described in the immediately preceding sentence or shares issued in respect of the Webster ESPP, there are no other shares of capital stock or other equity or voting securities of Webster issued, reserved for issuance or outstanding. As used herein, the “Webster Stock Plan” means the Webster Financial Corporation 2021 Stock Incentive Plan (which amends and restates the Webster Financial Corporation 1992 Stock Option Plan, as amended). All of the issued and outstanding shares of Webster Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of Webster may vote. Except as set forth on Section 4.2(a) of the Webster Disclosure Schedule, no trust preferred or subordinated debt securities of Webster are issued or outstanding. Other than Webster Equity Awards issued prior to the date of this Agreement as described in this Section 4.2(a) and shares issuable in respect of the Webster ESPP, as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, or valued by reference to, shares of capital stock or other equity or voting securities of or ownership interest in Webster, or contracts, commitments, understandings or arrangements by which Webster may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in Webster, or that otherwise obligate Webster to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing. There are no voting trusts, stockholder agreements, proxies or other agreements in effect to which Webster is a party or is bound with respect to the voting or transfer of Webster Common Stock or other equity interests of Webster.

(b)          Webster owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Webster Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Webster Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3          Authority; No Violation.

(a)          Webster has full corporate power and authority to execute and deliver this Agreement and, subject to the stockholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Merger, the Bank Merger and the Webster Certificate Amendment) have been duly and validly approved by the Board of Directors of Webster. The Board of Directors of Webster has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Webster and its stockholders and has directed that this Agreement and the transactions contemplated hereby be submitted to Webster’s stockholders for adoption at a meeting of such stockholders and has adopted a resolution to the foregoing effect. Except for (i) the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Webster Common Stock entitled to vote on this Agreement, (ii) the adoption and approval of the Webster Certificate Amendment by the affirmative vote of the holders of a majority of the outstanding shares of Webster Common Stock entitled to vote thereon (the foregoing clauses (i) and (ii) collectively, the “Requisite Webster Vote”), (iii) the adoption, approval and filing of a Certificate of Designation with respect to the New Webster Preferred Stock with the Delaware Secretary, (iv) the adoption and approval of the Bank Merger Agreement by the Board of Directors of Webster Bank and Webster as Webster Bank’s sole stockholder and (v) the adoption of resolutions to give effect to the provisions of Section 6.12 in connection with the Closing, no other corporate proceedings on the part of Webster are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Webster and (assuming due authorization, execution and delivery by Sterling) constitutes a valid and binding obligation of Webster, enforceable against Webster in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The shares of Webster Common Stock and New Webster Preferred Stock to be issued in the Merger have been validly authorized (subject to receipt of the Requisite Webster Vote), when issued, will be validly issued, fully paid and nonassessable, and no current or past stockholder of Webster will have any preemptive right or similar rights in respect thereof.

(b)          Neither the execution and delivery of this Agreement by Webster, nor the consummation by Webster of the transactions contemplated hereby, including the Bank Merger, nor compliance by Webster with any of the terms or provisions hereof, will (i) violate any provision of the Webster Certificate or the Webster Bylaws, or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Webster, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Webster or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Webster or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Webster.

4.4          Consents and Approvals. Except for (a) the filing of any required applications, filings and notices, as applicable, with the NYSE, (b) the filing of any required applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval of such applications, filings and notices, (c) the filing of any required applications, filings and notices, as applicable, with the OCC, in connection with the Bank Merger, and approval of such applications, filings and notices, (d) the filing of any required applications, filings or notices with any state banking or insurance authorities listed on Section 3.4 of the Sterling Disclosure Schedule or Section 4.4 of the Webster Disclosure Schedule and approval of such applications, filings and notices, (e) the filing with the SEC of the Joint Proxy Statement and the S-4 in which the Joint Proxy Statement will be included as a prospectus, and the declaration of effectiveness of the S-4, (f) the filing of the Webster Certificate Amendment, the Certificate of Merger and the Certificate of Designations for the New Webster Preferred Stock with the Delaware Secretary pursuant to the DGCL, and the filing of the Bank Merger Certificates and (g) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Webster Common Stock and New Webster Preferred Stock (or depositary shares in respect thereof) pursuant to this Agreement and the approval of the listing of such Webster Common Stock and New Webster Preferred Stock (or depositary shares in respect thereof) on the NYSE, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by Webster of this Agreement or (ii) the consummation by Webster of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, Webster is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

4.5          Reports.

(a)          Webster and each of its Subsidiaries have timely filed (or furnished) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2019 with any Regulatory Agencies, including, without limitation, any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Webster. Subject to Section 9.14, except as set forth on Section 4.5(a) of the Webster Disclosure Schedule and for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Webster and its Subsidiaries, (i) no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Webster, investigation into the business or operations of Webster or any of its Subsidiaries since January 1, 2019, (ii) there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Webster or any of its Subsidiaries, and (iii) there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Webster or any of its Subsidiaries since January 1, 2019; in the case of each of clauses (i) through (iii), which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Webster.

(b)          An accurate copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished by Webster to the SEC since December 31, 2018 pursuant to the Securities Act or the Exchange Act (the “Webster Reports”) is publicly available. No such Webster Report as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Webster Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Webster has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Webster Reports.

4.6          Financial Statements.

(a)          The financial statements of Webster and its Subsidiaries included (or incorporated by reference) in the Webster Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Webster and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Webster and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Webster and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Since January 1, 2017, no independent public accounting firm of Webster has resigned (or informed Webster that it intends to resign) or been dismissed as independent public accountants of Webster as a result of, or in connection with, any disagreements with Webster on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Webster, neither Webster nor any of its Subsidiaries has any liability (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Webster included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (including any notes thereto) and for liabilities incurred in the ordinary course of business since December 31, 2020, or in connection with this Agreement and the transactions contemplated hereby.

(c)          The records, systems, controls, data and information of Webster and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Webster or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Webster. Webster (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Webster, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Webster by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Webster’s outside auditors and the audit committee of Webster’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which would reasonably be expected to adversely affect Webster’s ability to record, process, summarize and report financial information, and (ii) to the knowledge of Webster, any fraud, whether or not material, that involves management or other employees who have a significant role in Webster’s internal controls over financial reporting. To the knowledge of Webster, there is no reason to believe that Webster’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)          Since January 1, 2019, (i) neither Webster nor any of its Subsidiaries, nor, to the knowledge of Webster, any director, officer, auditor, accountant or representative of Webster or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Webster or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Webster or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Webster or any of its Subsidiaries, whether or not employed by Webster or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Webster or any of its officers, directors, employees or agents to the Board of Directors of Webster or any committee thereof or, to the knowledge of Webster, to any director or officer of Webster.

4.7          Broker’s Fees. With the exception of the engagement of J.P. Morgan Securities LLC (“J.P. Morgan”) and Piper Sandler & Co. (“Piper Sandler”), neither Webster nor any Webster Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement. Webster has disclosed to Sterling as of the date hereof the aggregate fees provided for in connection with the engagement by Webster of J.P. Morgan and Piper Sandler related to the Merger and the other transactions contemplated hereby.

4.8          Absence of Certain Changes or Events.

(a)          Since December 31, 2020, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Webster.

(b)          Except as set forth on Section 4.8(b) of the Webster Disclosure Schedule and in connection with the transactions contemplated by this Agreement, since December 31, 2020, Webster and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

4.9          Legal Proceedings.

(a)          Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Webster, neither Webster nor any of its Subsidiaries is a party to any, and there are no pending or, to Webster’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Webster or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)          There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Webster, any of its Subsidiaries or the assets of Webster or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its affiliates) that would reasonably be expected to be material to Webster and its Subsidiaries, taken as a whole.

4.10        Taxes and Tax Returns. Each of Webster and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither Webster nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course). All material Taxes of Webster and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of Webster and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party. Neither Webster nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. The federal income Tax Returns of Webster and its Subsidiaries for all years to and including 2019 have been examined by the IRS or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. Neither Webster nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of Webster and its Subsidiaries or the assets of Webster and its Subsidiaries. Webster has made available to Sterling true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years. Neither Webster nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Webster and its Subsidiaries). Neither Webster nor any of its Subsidiaries (a) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Webster) or (b) has any liability for the Taxes of any person (other than Webster or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither Webster nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither Webster nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1). At no time during the past five (5) years has Webster been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

4.11        Employees and Employee Benefit Plans.

(a)          Section 4.11(a) of the Webster Disclosure Schedule lists all material Webster Benefit Plans. For purposes of this Agreement, “Webster Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, retention, bonus, employment, change in control, termination or severance plans, programs, agreements or arrangements that are maintained, contributed to or sponsored or maintained by, or required to be contributed to, Webster or any of its Subsidiaries for the benefit of any current or former employee, officer or director of Webster or any of its Subsidiaries, excluding, in each case, any Multiemployer Plan.

(b)          Webster has heretofore made available to Sterling true and complete copies of (i) each material Webster Benefit Plan, including any amendments thereto and all related trust documents, insurance contracts or other funding vehicles, and (ii) to the extent applicable, (A) the most recent summary plan description, if any, required under ERISA with respect to such Webster Benefit Plan, (B) the most recent annual report (Form 5500), if any, filed with the IRS, (C) the most recently received IRS determination letter, if any, relating to such Webster Benefit Plan, (D) the most recently prepared actuarial report for each Webster Benefit Plan (if applicable), and (E) all material non-routine correspondence to or from any Governmental Entity received in the last three (3) years with respect to such Webster Benefit Plan.

(c)          Each Webster Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code.

(d)          Section 4.11(d) of the Webster Disclosure Schedule identifies each Webster Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Webster Qualified Plans”). The IRS has issued a favorable determination letter with respect to each Webster Qualified Plan and the related trust, and, to the knowledge of Webster, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Webster Qualified Plan or the related trust.

(e)          With respect to each Webster Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code: (i) no such Webster Benefit Plan is in “at-risk” status for purposes of Section 430 of the Code, (ii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (iii) all premiums to the PBGC have been timely paid in full, (iv) no material liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is reasonably expected to be incurred by Webster or any of its Subsidiaries, and (v) the PBGC has not instituted proceedings to terminate any such Webster Benefit Plan. No Controlled Group Liability has been incurred by Webster or its ERISA Affiliates that has not been satisfied in full, and, to the knowledge of Webster, no condition exists that presents a material risk to Webster or its ERISA Affiliates of incurring any such liability, except as, either individually or in the aggregate, would not reasonably be expected to result in any material liability to Webster and its Subsidiaries.

(f)           None of the Webster, any of its Subsidiaries or any of their respective ERISA Affiliates has, at any time during the last six (6) years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan, and none of Webster, any of its Subsidiaries or any of their respective ERISA Affiliates has incurred any material liability to a Multiemployer Plan or a Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or a Multiple Employer Plan that has not been satisfied in full.

(g)          Neither Webster nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired or former employees or their dependents, except as required by Section 4980B of the Code.

(h)          All contributions required to be made to any Webster Benefit Plan by applicable law or by any plan document, and all premiums due or payable with respect to insurance policies funding any Webster Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Webster, except as, either individually or in the aggregate, would not reasonably be expected to result in any material liability to Webster and its Subsidiaries.

(i)           There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to Webster’s knowledge, no set of circumstances exists that may reasonably be expected to give rise to a claim or lawsuit, against the Webster Benefit Plans, any fiduciaries thereof with respect to their duties to the Webster Benefit Plans or the assets of any of the trusts under any of the Webster Benefit Plans, except as, either individually or in the aggregate, would not reasonably be expected to result in any material liability to Webster and its Subsidiaries.

(j)           Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) entitle any employee, officer, director or individual independent contractor of Webster or any of its Subsidiaries to any payment or benefit, (ii) result in, accelerate, cause the vesting, exercisability, funding, payment or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or independent contractor of Webster or any of its Subsidiaries, (iii) accelerate the timing of or cause Webster or any of its Subsidiaries to transfer or set aside any assets to fund any material benefits under any Webster Benefit Plan, or (iv) result in any limitation on the right of Webster or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Webster Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Webster or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(k)          Neither Webster nor any of its Subsidiaries is a party to any plan, program, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Section 4999 of the Code (or any corresponding provisions of state or local law relating to Tax).

(l)           There are no pending or, to the knowledge of Webster, threatened material labor grievances or material unfair labor practice claims or charges against Webster or any of its Subsidiaries, or any strikes or other material labor disputes against Webster or any of its Subsidiaries. Neither Webster nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Webster or any of its Subsidiaries and, to the knowledge of Webster, there are no organizing efforts by any union or other group seeking to represent any employees of Webster and its Subsidiaries.

(m)         Webster and its Subsidiaries are in compliance in all material respects with, and since December 31, 2018 have complied in all material respects with, all laws regarding employment and employment practices, terms and conditions of employment, wages and hours, paid sick leave, classification of employees and independent contractors, equitable pay practices, privacy rights, labor disputes, employment discrimination, sexual or racial harassment or discrimination, workers’ compensation or long-term disability policies, retaliation, immigration, family and medical leave, occupational safety and health and other laws in respect of any reduction in force (including notice, information and consultation requirements).

(n)          (i) To the knowledge of Webster, no written allegations of sexual or racial harassment or sexual or race-based misconduct have been made since December 31, 2018 against any officer or director of Webster subject to the reporting requirements of Section 16(a) of the Exchange Act (a “Webster Insider”), (ii) since December 31, 2018, neither Webster nor any of its Subsidiaries has entered into any settlement agreement related to allegations of sexual or racial harassment or sexual or race-based misconduct by any Webster Insider, and (iii) there are no proceedings currently pending or, to the knowledge of Webster, threatened related to any allegations of sexual or racial harassment or sexual or race-based misconduct by any Webster Insider.

4.12        Compliance with Applicable Law. Webster and each of its Subsidiaries hold, and have at all times since December 31, 2018, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Webster, and, to the knowledge of Webster, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Webster and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Webster or any of its Subsidiaries, including all laws relating to Personal Data, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other laws relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Each of Webster’s Subsidiaries that is an insured depository institution has a Community Reinvestment Act rating of “satisfactory” or better. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Webster, none of Webster, or any of its Subsidiaries, or, to the knowledge of Webster, any director, officer, employee, agent or other person acting on behalf of Webster or any of its Subsidiaries has, directly or indirectly, (a) used any funds of Webster or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (b) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Webster or any of its Subsidiaries, (c) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (d) established or maintained any unlawful fund of monies or other assets of Webster or any of its Subsidiaries, (e) made any fraudulent entry on the books or records of Webster or any of its Subsidiaries, or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Webster or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Webster or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department. Webster maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data against any Security Breach. To the knowledge of Webster, Webster has not experienced any Security Breach that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Webster. To the knowledge of Webster, there are no data security or other technological vulnerabilities with respect to Webster’s information technology systems or networks that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Webster. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect Webster: (i) Webster Bank has complied in all material respects with all requirements of the CARES Act and the Paycheck Protection Program, including applicable guidance, in connection with its participation in the Paycheck Protection Program; (ii) Webster and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (iii) none of Webster, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true, correct and complete and accurately reflect the assets and results of such fiduciary account.

4.13        Certain Contracts.

(a)          Except as set forth in Section 4.13(a) of the Webster Disclosure Schedule or as filed with or incorporated into any Webster Report filed prior to the date hereof, as of the date hereof, neither Webster nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral but excluding any Webster Benefit Plan): (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); (ii) which contains a provision that materially restricts the conduct on any line of business by Webster or any of its Subsidiaries or upon consummation of the transactions contemplated by this Agreement will materially restrict the ability of the Surviving Corporation or any of its affiliates to engage in any line of business or in any geographic region (including any exclusivity or exclusive dealing provisions with such an effect); (iii) which is a collective bargaining agreement or similar agreement with any labor organization; (iv) any of the benefits of or obligations under which will arise or be increased or accelerated by the occurrence of the execution and delivery of this Agreement, receipt of the Requisite Webster Vote or the announcement or consummation of any of the transactions contemplated by this Agreement, or under which a right of cancellation or termination will arise as a result thereof, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, where such increase or acceleration of benefits or obligations, right of cancellation or termination, or change in calculation of value of benefits would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Webster; (v) (A) that relates to the incurrence of indebtedness by Webster or any of its Subsidiaries, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business), (B) that provides for the guarantee, support, assumption or endorsement by Webster or any of its Subsidiaries of, or any similar commitment by Webster or any of its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person, in the case of each of clauses (A) and (B), in the principal amount of $15,000,000 or more, or (C) that provides for any material indemnification or similar obligations on the part of Webster or any of its Subsidiaries; (vi) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Webster or its Subsidiaries, taken as a whole; (vii) which creates future payment obligations in excess of $5,000,000 per annum other than any such contracts which are terminable by Webster or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than extensions of credit, other customary banking products offered by Webster or its Subsidiaries, or derivatives issued or entered into in the ordinary course of business; (viii) that is a settlement, consent or similar agreement and contains any material continuing obligations of Webster or any of its Subsidiaries; or (ix) that relates to the acquisition or disposition of any person, business or asset and under which Webster or its Subsidiaries have or may have a material obligation or liability. Each contract, arrangement, commitment or understanding of the type described in this Section 4.13(a) (excluding any Webster Benefit Plan), whether or not set forth in the Webster Disclosure Schedule, is referred to herein as a “Webster Contract”. Webster has made available to Sterling true, correct and complete copies of each Webster Contract in effect as of the date hereof.

(b)          In each case, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Webster, (i) each Webster Contract is valid and binding on Webster or one of its Subsidiaries, as applicable, and in full force and effect, (ii) Webster and each of its Subsidiaries has in all material respects complied with and performed all obligations required to be performed by it to date under each Webster Contract, (iii) to the knowledge of Webster, each third-party counterparty to each Webster Contract has in all material respects complied with and performed all obligations required to be performed by it to date under such Webster Contract, (iv) Webster does not have knowledge of, and has not received notice of, any violation of any Webster Contract by any of the other parties thereto, (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of Webster or any of its Subsidiaries, or to the knowledge of Webster, any other party thereto, of or under any such Webster Contract and (vi) no third-party counterparty to any Webster Contract has exercised or threatened in writing to exercise any force majeure (or similar) provision to excuse non-performance or performance delays in any Webster Contract as a result of the Pandemic or the Pandemic Measures.

4.14        Agreements with Regulatory Agencies. Subject to Section 9.14, neither Webster nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2019, a recipient of any supervisory letter from, or since January 1, 2019, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Webster Disclosure Schedule, a “Webster Regulatory Agreement”), nor has Webster or any of its Subsidiaries been advised in writing since January 1, 2019, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Webster Regulatory Agreement.

4.15        Risk Management Instruments. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Webster, (a) all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Webster, any of its Subsidiaries or for the account of a customer of Webster or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Webster or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect; and (b) Webster and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Webster’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

4.16        Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Webster, Webster and its Subsidiaries are in compliance, and have complied since January 1, 2019, with all Environmental Laws. There are no legal, administrative, arbitral or other proceedings, claims or actions, or, to the knowledge of Webster any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Webster or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or threatened against Webster, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Webster. To the knowledge of Webster, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Webster.

4.17        Investment Securities and Commodities.

(a)          Each of Webster and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Liens, except as set forth in the financial statements included in the Webster Reports or to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Webster or its Subsidiaries. Such securities and commodities are valued on the books of Webster in accordance with GAAP in all material respects.

(b)          Webster and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that Webster believes are prudent and reasonable in the context of such businesses. Prior to the date of this Agreement, Webster has made available to Sterling the material terms of such policies, practices and procedures.

4.18        Real Property. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Webster, (a) Webster or a Webster Subsidiary has good and marketable title to all the real property reflected in the latest audited balance sheet included in the Webster Reports as being owned by Webster or a Webster Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Webster Owned Properties”), free and clear of all Liens, except for Permitted Encumbrances, and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Webster Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (collectively with Webster Owned Properties, the “Webster Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of Webster, the lessor. There are no pending or, to the knowledge of Webster, threatened condemnation proceedings against Webster Real Property.

4.19        Intellectual Property. Webster and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Webster, (a) (i) to the knowledge of Webster, the use of any Intellectual Property by Webster and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Webster or any Webster Subsidiary acquired the right to use any Intellectual Property, and (ii) to the knowledge of Webster, no person has asserted in writing to Webster that Webster or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (b) no person is challenging or, to the knowledge of Webster, infringing on or otherwise violating, any right of Webster or any of its Subsidiaries with respect to any Intellectual Property owned by Webster or its Subsidiaries, and (c) neither Webster nor any Webster Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by Webster or any Webster Subsidiary, and Webster and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by Webster and its Subsidiaries.

4.20        Related Party Transactions. Except as set forth in Section 4.20 of the Webster Disclosure Schedule, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Webster or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Webster or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Webster Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Webster) on the other hand, of the type required to be reported in any Webster Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act that have not been so reported on a timely basis.

4.21        State Takeover Laws. The Board of Directors of Webster has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions Section 203 of the DGCL and any other Takeover Statutes.

4.22        Reorganization. Webster has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.23        Opinions. Prior to the execution of this Agreement, the Board of Directors of Webster has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of each of J.P. Morgan and Piper Sandler to the effect that as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, the Exchange Ratio in the Merger is fair from a financial point of view to Webster. Such opinions have not been amended or rescinded as of the date of this Agreement.

4.24        Webster Information. The information relating to Webster and its Subsidiaries to be contained in the Joint Proxy Statement and the S-4, and the information relating to Webster and its Subsidiaries that is provided by Webster or its representatives for inclusion in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement (except for such portions thereof that relate only to Sterling or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 (except for such portions thereof that relate only to Sterling or any of its Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

4.25        Loan Portfolio.

(a)          As of the date hereof, except as set forth in Section 4.25(a) of the Webster Disclosure Schedule, neither Webster nor any of its Subsidiaries is a party to any Loan in which Webster or any Subsidiary of Webster is a creditor which as of December 31, 2020, had an outstanding balance of $10,000,000 or more and under the terms of which the obligor was, as of December 31, 2020, over ninety (90) days or more delinquent in payment of principal or interest. Set forth in Section 4.25(a) of the Webster Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of Webster and its Subsidiaries that, as of December 31, 2020, had an outstanding balance of $10,000,000 or more and were classified by Webster as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (B) each asset of Webster or any of its Subsidiaries that, as of December 31, 2020, is classified as “Other Real Estate Owned” and the book value thereof.

(b)          Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Webster, each Loan of Webster and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Webster and its Subsidiaries as secured Loans, has been secured by valid Liens, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c)          Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Webster, each outstanding Loan of Webster or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Webster and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

4.26        Insurance. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Webster, Webster and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Webster reasonably has determined to be prudent and consistent with industry practice, and Webster and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Webster and its Subsidiaries, Webster or the relevant Subsidiary thereof is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

4.27        Information Security. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Webster, to the knowledge of Webster, since January 1, 2019, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Webster and its Subsidiaries.

4.28        HSA Business. Webster Bank is duly qualified to act as a custodian or trustee for health savings accounts (“HSAs”) under Section 223 of the Code and any other applicable law (or is partnered with a person so qualified). To the knowledge of Webster, as of the date of this Agreement, no Material Network Partner intends to (a) terminate its relationship with Webster Bank, (b) transfer from such Material Network Partner’s related HSAs administered by Webster Bank for which Webster Bank serves as trustee or custodian (the “Accounts”) all or a material portion of the assets held in such Accounts or (c) encourage the holders of Accounts of such Material Network Partner’s related Accounts to transfer to a competitor of the business all or a material portion of the assets held in such Accounts. For purposes of this Agreement, “Material Network Partner” shall mean any person with whom Webster Bank is partnered through contract to conduct its HSA business where such person’s related HSAs constitute at least five percent (5%) of Webster Bank’s total number of HSAs or the dollar amount of the related HSA deposits as of the date of this Agreement.

4.29        No Other Representations or Warranties.

(a)          Except for the representations and warranties made by Webster in this Article IV, neither Webster nor any other person makes any express or implied representation or warranty with respect to Webster, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Webster hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Webster nor any other person makes or has made any representation or warranty to Sterling or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Webster, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Webster in this Article IV, any oral or written information presented to Sterling or any of its affiliates or representatives in the course of their due diligence investigation of Webster, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)          Webster acknowledges and agrees that neither Sterling nor any other person has made or is making any express or implied representation or warranty other than those contained in Article III.

Article V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1          Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the Sterling Disclosure Schedule or the Webster Disclosure Schedule), required by law or as consented to in writing by the other party (such consent not to be unreasonably withheld, conditioned or delayed), each of Sterling and Webster shall, and shall cause its Subsidiaries to, (a) conduct its business in the ordinary course in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and (c) take no action that would reasonably be expected to adversely affect or materially delay the ability of either Sterling or Webster to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis. Notwithstanding anything to the contrary set forth in Section 5.1 or Section 5.2 (other than Sections 5.2(b) and 5.2(f), to which this sentence shall not apply), a party and its Subsidiaries may take any commercially reasonable actions that such party reasonably determines are necessary or prudent for it to take or not take in response to the Pandemic or the Pandemic Measures; provided, that such party shall provide prior notice to and consult in good faith with the other party to the extent such actions would otherwise require consent of the other party under this Section 5.1 or Section 5.2.

5.2          Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Sterling Disclosure Schedule or the Webster Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, neither Sterling nor Webster shall, and neither Sterling nor Webster shall permit any of their respective Subsidiaries to, without the prior written consent of the other party to this Agreement (such consent not to be unreasonably withheld, conditioned or delayed):

(a)          other than (i) federal funds borrowings and Federal Home Loan Bank borrowings, in each case with a maturity not in excess of six (6) months, (ii) deposits, (iii) issuances of letters of credit, (iv) purchases of federal funds, (v) sales of certificates of deposit and (vi) entry into repurchase agreements, in each case in the ordinary course of business, incur any indebtedness for borrowed money (other than indebtedness of Sterling or any of its wholly-owned Subsidiaries to Sterling or any of its wholly-owned Subsidiaries, on the one hand, or of Webster or any of its wholly-owned Subsidiaries to Webster or any of its wholly-owned Subsidiaries, on the other hand), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

(b)

(i)          adjust, split, combine or reclassify any capital stock;

(ii)         make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, except, in each case, (A) regular quarterly cash dividends by Sterling at a rate not in excess of $0.07 per share of Sterling Common Stock, (B) regular quarterly cash dividends by Webster at a rate not in excess of $0.40 per share of Webster Common Stock, (C) dividends paid by any of the Subsidiaries of each of Sterling and Webster to Sterling or Webster or any of their wholly-owned Subsidiaries, respectively, (D) in the case of Sterling, dividends provided for and paid on shares of Sterling Series A Preferred Stock in accordance with the terms of such Sterling Series A Preferred Stock, (E) in the case of Webster, dividends provided for and paid on shares of Webster Preferred Stock in accordance with the terms of such Webster Preferred Stock, (F) in the case of Webster, regular distributions on outstanding trust preferred securities in accordance with their terms or (G) the acceptance of shares of Sterling Common Stock or Webster Common Stock, as the case may be, as payment for the exercise price of stock options or for withholding Taxes incurred in connection with the exercise of stock options or the vesting or settlement of equity compensation awards, in each case, in accordance with past practice and the terms of the applicable award agreements;

(iii)        grant any stock options, stock appreciation rights, performance shares, restricted stock units, performance stock units, phantom stock units, restricted shares or other equity-based awards or interests, or grant any person any right to acquire any shares of capital stock or other equity or voting securities of Sterling or Webster or any of their respective Subsidiaries, other than in the case of Webster, grants of options to purchase under the Webster ESPP; or

(iv)        issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any securities of Sterling or Webster or their respective Subsidiaries, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any securities of Sterling or Webster or their respective Subsidiaries, except pursuant to the exercise of stock options or the vesting or settlement of equity compensation awards in accordance with their terms;

(c)          sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a wholly-owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business, or pursuant to contracts or agreements in force at the date of this Agreement;

(d)          except for foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business, make any material investment in or acquisition of (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation, or formation of a joint venture or otherwise) any other person or the property or assets of any other person, in each case, other than a wholly-owned Subsidiary of Sterling or Webster, as applicable;

(e)          in each case except for transactions in the ordinary course of business, terminate, materially amend, or waive any material provision of, any Sterling Contract or Webster Contract, as the case may be, or make any change in any instrument or agreement governing the terms of any of its securities, other than normal renewals of contracts without material adverse changes of terms with respect to Sterling or Webster, or enter into any contract that would constitute a Sterling Contract or Webster Contract, if it were in effect on the date of this Agreement;

(f)           except as required under applicable law or the terms of any Sterling Benefit Plan or Webster Benefit Plan existing as of the date hereof, as applicable, (i) enter into, establish, adopt, amend or terminate any Sterling Benefit Plan or Webster Benefit Plan, or any arrangement that would be a Sterling Benefit Plan or a Webster Benefit Plan if in effect on the date hereof, other than with respect to broad-based welfare benefit plans (other than severance) in the ordinary course of business consistent with past practice and as would not reasonably be expected to materially increase the cost of benefits under any such Sterling Benefit Plan or Webster Benefit Plan, as the case may be, (ii) increase the compensation or benefits payable to any current or former employee, director or individual consultant, other than increases for current employees with an annual base salary below $300,000 in connection with a promotion (permitted hereunder) or change in responsibilities, in each case, in the ordinary course of business consistent with past practice and to a level consistent with similarly situated peer employees, (iii) accelerate the vesting of any equity-based awards or other compensation or benefits, (iv) enter into any new, or amend any existing, employment, severance, change in control, retention, collective bargaining agreement or similar agreement or arrangement; provided, however, that the parties may enter into offer letters with new commercial banking hires in the ordinary course of business consistent with past practice that do not provide for enhanced or change in control severance, (v) fund any rabbi trust or similar arrangement, or in any other way secure the payment of compensation or benefits under any Sterling Benefit Plan or Webster Benefit Plan, as the case may be, (vi) terminate the employment or services of any employee with an annual base salary equal to or in excess of $300,000, other than for cause, or (vii) hire or promote any employee with an annual base salary equal to or in excess of $300,000 (other than as a replacement hire or promotion on substantially similar terms of employment as the departed employee), or significantly change the responsibilities assigned to any such employee;

(g)          settle any material claim, suit, action or proceeding, except involving solely monetary remedies in an amount and for consideration not in excess of $1,000,000 individually or $2,000,000 in the aggregate and that would not impose any material restriction on, or create any adverse precedent that would be material to, the business of it or its Subsidiaries or the Surviving Corporation;

(h)          take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(i)           amend its certificate of incorporation, its bylaws or comparable governing documents of its Significant Subsidiaries;

(j)           materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(k)          implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;

(l)           enter into any new line of business or, other than in the ordinary course of business (which may include partnering with third parties in origination, flow, servicing and other capacities) consistent with past practice, change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable law, regulation or policies imposed by any Governmental Entity;

(m)         merge or consolidate itself or any of its Significant Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Significant Subsidiaries;

(n)          make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any material right to claim a refund of Taxes; or

(o)          agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

Article VI

ADDITIONAL AGREEMENTS

6.1         Regulatory Matters.

(a)          Promptly after the date of this Agreement, Webster and Sterling shall prepare and file with the SEC the Joint Proxy Statement and Webster shall prepare and file with the SEC the S-4, in which the Joint Proxy Statement will be included as a prospectus. The parties shall use reasonable best efforts to make such filings within thirty (30) business days of the date of this Agreement. The S-4 shall also, to the extent required under the Securities Act and the regulations promulgated thereunder, register the shares of New Webster Preferred Stock (or depositary shares in lieu thereof) that will be issued in the transaction. Each of Webster and Sterling shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filings, and Webster and Sterling shall thereafter mail or deliver the Joint Proxy Statement to their respective stockholders. Webster shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Sterling shall furnish all information concerning Sterling and the holders of Sterling Common Stock and Sterling Series A Preferred Stock as may be reasonably requested in connection with any such action.

(b)          The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (and in the case of applications, notices, petitions and filings in respect of the Requisite Regulatory Approvals, use their reasonable best efforts to make such filings within thirty (30) business days of the date of this Agreement), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. Webster and Sterling shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Sterling or Webster, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby. Each party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences, in each case subject to applicable law. As used in this Agreement, “Requisite Regulatory Approvals” means all regulatory authorizations, consents, orders or approvals (and the expiration or termination of all statutory waiting periods in respect thereof) (x) from the Federal Reserve Board and the OCC and (y) set forth in Sections 3.4 and 4.4 that are necessary to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger, or those the failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Corporation.

(c)         Each party shall use its reasonable best efforts to resolve any objection that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, nothing contained in this Agreement shall be deemed to require Webster or Sterling or any of their respective Subsidiaries, and neither Webster nor Sterling nor any of their respective Subsidiaries shall be permitted (without the written consent of the other party), to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities that would reasonably be expected to have a material adverse effect on the Surviving Corporation and its Subsidiaries, taken as a whole, after giving effect to the Merger and the Bank Merger (a “Materially Burdensome Regulatory Condition”).

(d)         To the extent permitted by applicable law, Webster and Sterling shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Webster, Sterling or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

(e)         To the extent permitted by applicable law, Webster and Sterling shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.

6.2          Access to Information; Confidentiality.

(a)         Upon reasonable notice and subject to applicable laws (including the Pandemic Measures), each of Webster and Sterling, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, information technology systems, and records, and each shall cooperate with the other party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally, and, during such period, each of Webster and Sterling shall, and shall cause its respective Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents that Webster or Sterling, as the case may be, is not permitted to disclose under applicable law), and (ii) all other information concerning its business, properties and personnel as such party may reasonably request. Neither Webster nor Sterling nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Webster’s or Sterling’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)        Each of Webster and Sterling shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated September 13, 2019, as amended by the amendment to confidentiality agreement, dated March 22, 2021, between Webster and Sterling (the “Confidentiality Agreement”).

(c)         No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein. Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.3          Stockholder Approvals. Each of Sterling and Webster shall call a meeting of its stockholders (the “Sterling Meeting” and the “Webster Meeting,” respectively) to be held as soon as reasonably practicable after the S-4 is declared effective, for the purpose of obtaining (a) the Requisite Sterling Vote and the Requisite Webster Vote required in connection with this Agreement and the Merger and (b) if so desired and mutually agreed, a vote upon other matters of the type customarily brought before a meeting of stockholders in connection with the approval of a merger agreement or the transactions contemplated thereby, and each of Sterling and Webster shall use its reasonable best efforts to cause such meetings to occur as soon as reasonably practicable and on the same date. Each of Webster and Sterling and their respective Boards of Directors shall use its reasonable best efforts to obtain from the stockholders of Webster and Sterling, as applicable, the Requisite Webster Vote and the Requisite Sterling Vote, as applicable, including by communicating to the respective stockholders of Webster and Sterling its recommendation (and including such recommendation in the Joint Proxy Statement) that the stockholders of Webster and Sterling, respectively, adopt this Agreement (the “Webster Board Recommendation” and the “Sterling Board Recommendation,” respectively). Each of Webster and Sterling and their respective Boards of Directors shall not (i) withhold, withdraw, modify or qualify in a manner adverse to the other party the Webster Board Recommendation, in the case of Webster, or the Sterling Board Recommendation, in the case of Sterling, (ii) fail to make the Webster Board Recommendation, in the case of Webster, or the Sterling Board Recommendation, in the case of Sterling, in the Joint Proxy Statement, (iii) adopt, approve, recommend or endorse an Acquisition Proposal or publicly announce an intention to adopt, approve, recommend or endorse an Acquisition Proposal, (iv) fail to publicly and without qualification (A) recommend against any Acquisition Proposal or (B) reaffirm the Webster Board Recommendation, in the case of Webster, or the Sterling Board Recommendation, in the case of Sterling, in each case within ten (10) business days (or such fewer number of days as remains prior to the Webster Meeting or the Sterling Meeting, as applicable) after an Acquisition Proposal is made public or any request by the other party to do so, or (v) publicly propose to do any of the foregoing (any of the foregoing, a “Recommendation Change”). However, subject to Section 8.1 and Section 8.2, if the Board of Directors of Webster or Sterling, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the Webster Board Recommendation or the Sterling Board Recommendation, as applicable, such Board of Directors may, in the case of Webster, prior to the receipt of the Requisite Webster Vote, and in the case of Sterling, prior to the receipt of the Requisite Sterling Vote, submit this Agreement to its stockholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event such Board of Directors may communicate the basis for its lack of a recommendation to its stockholders in the Joint Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided, that such Board of Directors may not take any actions under this sentence unless it (A) gives the other party at least three (3) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to an Acquisition Proposal, the latest material terms and conditions of, and the identity of the third party making, any such Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (B) at the end of such notice period, takes into account any amendment or modification to this Agreement proposed by the other party and, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the Webster Board Recommendation or Sterling Board Recommendation, as the case may be. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.3 and will require a new notice period as referred to in this Section 6.3. Webster or Sterling shall adjourn or postpone the Webster Meeting or the Sterling Meeting, as the case may be, if, as of the time for which such meeting is originally scheduled there are insufficient shares of Webster Common Stock or Sterling Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Sterling or Webster, as applicable, has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Sterling Vote or the Requisite Webster Vote. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, (x) the Webster Meeting shall be convened and this Agreement shall be submitted to the stockholders of Webster at the Webster Meeting and (y) the Sterling Meeting shall be convened and this Agreement shall be submitted to the stockholders of Sterling at the Sterling Meeting, and nothing contained herein shall be deemed to relieve either Webster or Sterling of such obligation.

6.4          Legal Conditions to Merger. Subject in all respects to Section 6.1 of this Agreement, each of Webster and Sterling shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal and regulatory requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Sterling or Webster or any of their respective Subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

6.5          Stock Exchange Listing. Webster shall cause the shares of Webster Common Stock and New Webster Preferred Stock (or depositary shares in respect thereof) to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

6.6          Employee Matters.

(a)           Webster, as the Surviving Corporation, shall provide the employees of Sterling and its Subsidiaries as of the Effective Time (the “Continuing Employees”), during the period commencing at the Effective Time and ending on the first anniversary thereof (the “Continuation Period”), for so long as they are employed following the Effective Time, with the following: (i) annual base salary or wages, as applicable, that are no less than the annual base salary or wages in effect for each such Continuing Employee immediately prior to the Effective Time; (ii) target cash incentive opportunities that are no less favorable than those provided to similarly situated employees of Webster and its Subsidiaries; provided, that, if the Effective Time occurs in calendar year 2021, the Continuing Employees’ target cash incentive opportunities for such year shall be no less favorable than those provided to each such Continuing Employee immediately prior to the Effective Time; and (iii) (x) all employee statutory entitlements; and (y) all employee benefits (other than severance which will be provided as set forth in the last sentence of this Section 6.6(a)) and other compensation that are substantially comparable in the aggregate to those provided to similarly situated employees of Webster and its Subsidiaries; provided, that, with respect to clause (iii), until such time as Webster fully integrates the Continuing Employees into its plans, participation in the Sterling Benefit Plans (other than severance) shall be deemed to satisfy the foregoing standards, it being understood that the Continuing Employees may commence participating in the plans of Webster and its Subsidiaries on different dates following the Effective Time with respect to different plans. During the Continuation Period, each Continuing Employee who is not party to an individual agreement providing for severance or termination benefits and is terminated under severance qualifying circumstances shall be provided severance benefits under the applicable Sterling Benefit Plan set forth in Section 6.6(a) of the Sterling Disclosure Schedule, subject to such employee’s execution (and non-revocation) of a release of claims.

(b)          With respect to any employee benefit plans of Webster or its Subsidiaries in which any Continuing Employees become eligible to participate on or after the Effective Time (the “New Plans”), Webster, as the Surviving Corporation, and its Subsidiaries shall (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any New Plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Sterling Benefit Plan, (ii) provide each such employee and their eligible dependents with credit for any co-payments or coinsurance and deductibles paid prior to the Effective Time under a Sterling Benefit Plan that provides health care benefits, to the same extent that such credit was given under the analogous Sterling Benefit Plan prior to the Effective Time, in satisfying any applicable deductible, co-payment, coinsurance or maximum out-of-pocket requirements under any New Plans, and (iii) recognize all service of such employees with Sterling and its Subsidiaries for all purposes in any New Plan to the same extent that such service was taken into account under the analogous Sterling Benefit Plan prior to the Effective Time; provided, that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of service, (B) for purposes of any defined benefit pension plan, or (C) for purposes of any benefit plan that is a frozen plan or provides grandfathered benefits.

(c)           If requested by Webster in writing at least twenty (20) business days prior to the Effective Time, Sterling shall cause any 401(k) plan sponsored or maintained by Sterling (each, a “Sterling 401(k) Plan”) to be terminated effective as of the day immediately prior to the Effective Time and contingent upon the occurrence of the Closing. If Webster requests that any Sterling 401(k) Plan be terminated, (i) Sterling shall provide Webster with evidence that such plan has been terminated (the form and substance of which shall be subject to reasonable review and comment by Webster) not later than two (2) business days immediately preceding the Effective Time, and (ii) the Continuing Employees of Sterling shall be eligible to participate, effective as of the Effective Time, in a 401(k) plan sponsored or maintained by Webster or one of its Subsidiaries (a “Webster 401(k) Plan”). Webster and Sterling shall take any and all actions as may be required, including amendments to any Sterling 401(k) Plan and/or Webster 401(k) Plan, to permit the Continuing Employees of Sterling who are then actively employed to make rollover contributions to the Webster 401(k) Plan of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in the form of cash, notes (in the case of loans) or a combination thereof.

(d)          Webster, as the Surviving Corporation, shall assume and honor all Sterling Benefit Plans in accordance with their terms.

(e)           The parties shall perform the actions set forth on Section 6.6(f) of both the Webster Disclosure Schedule and the Sterling Disclosure Schedule.

(f)           Nothing in this Agreement shall confer upon any employee, officer, director or consultant of Sterling, Webster or any of their respective Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Corporation, Sterling, Webster or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, Sterling, Webster or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee (including any Continuing Employee), officer, director or consultant of the Surviving Corporation, Sterling, Webster or any of their respective Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Sterling Benefit Plan, Webster Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Corporation or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Sterling Benefit Plan, Webster Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of Section 9.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including, without limitation, any current or former employee, officer, director or consultant of Sterling, Webster or any of their respective Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.7          Indemnification; Directors’ and Officers’ Insurance.

(a)           From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless and shall advance expenses as incurred, in each case to the extent (subject to applicable law) such persons are indemnified or entitled to such advancement of expenses as of the date of this Agreement by Sterling pursuant to the Sterling Certificate, Sterling Bylaws, the governing or organizational documents of any Subsidiary of Sterling or any indemnification agreements in existence as of the date hereof that have been disclosed to Webster, each present and former director, officer or employee of Sterling and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “Sterling Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such person is or was a director, officer or employee of Sterling or any of its Subsidiaries and pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement; provided, that in the case of advancement of expenses, the Sterling Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Sterling Indemnified Party is not entitled to indemnification.

(b)          For a period of six (6) years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Sterling (provided, that the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims against the present and former officers and directors of Sterling or any of its Subsidiaries arising from facts or events which occurred at or before the Effective Time; provided, that the Surviving Corporation shall not be obligated to expend, on an annual basis, an amount in excess of 300% of the current annual premium paid as of the date hereof by Sterling for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Corporation shall cause to be maintained policies of insurance which, in the Surviving Corporation’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, Sterling, in consultation with, but only upon the consent of Webster, may (and at the request of Webster, Sterling shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six (6)-year “tail” policy under Sterling’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.

(c)           The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Sterling Indemnified Party and his or her heirs and representatives. If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving person of such consolidation or merger, or (ii) transfers all or substantially all of its assets or deposits to any other person or engages in any similar transaction, then in each such case the Surviving Corporation will cause proper provision to be made so that the successors and assigns of the Surviving Corporation will expressly assume the obligations set forth in this Section 6.7.

6.8          Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Webster, on the one hand, and a Subsidiary of Sterling, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger or the Bank Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Webster.

6.9          Advice of Changes. Webster and Sterling shall each promptly advise the other party of any effect, change, event, circumstance, condition, occurrence or development (i) that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on it or (ii) that it believes would or would reasonably be expected to cause or constitute a material breach of any of its representations, warranties, obligations, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.9 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 6.9 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

6.10        Dividends. After the date of this Agreement, each of Webster and Sterling shall coordinate with the other the declaration of any dividends in respect of Webster Common Stock and Sterling Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Sterling Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of Sterling Common Stock and any shares of Webster Common Stock any such holder receives in exchange therefor in the Merger.

6.11        Stockholder Litigation. Each party shall give the other party prompt notice of any stockholder litigation against such party or its directors or officers relating to the transactions contemplated by this Agreement, and shall give the other party the opportunity to participate (at such other’s party’s expense) in the defense or settlement of any such litigation. Each party shall give the other the right to review and comment on all filings or responses to be made by such party in connection with any such litigation, and will in good faith take such comments into account. No party shall agree to settle any such litigation without the other party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that the other party shall not be obligated to consent to any settlement which does not include a full release of such other party and its affiliates or which imposes an injunction or other equitable relief after the Effective Time upon the Surviving Corporation or any of its affiliates.

6.12        Corporate Governance.

(a)           Prior to the Effective Time, the Board of Directors of Webster shall take all actions necessary to adopt the Webster Bylaw Amendment and to effect the requirements referenced therein that are to be effected as of the Effective Time. Effective as of the Effective Time, in accordance with the Webster Bylaw Amendment, the number of directors that will comprise the full Board of Directors of the Surviving Corporation and the full Board of Directors of the Surviving Bank shall each be fifteen (15). Of the members of the initial Board of Directors of the Surviving Corporation and of the initial Board of Directors of the Surviving Bank as of the Effective Time, seven (7) shall be members of the Board of Directors of Sterling as of immediately prior to the Effective Time, designated by Sterling, which shall include Mr. Jack L. Kopnisky, and eight (8) shall be members of the Board of Directors of Webster as of immediately prior to the Effective Time, designated by Webster, which shall include Mr. John R. Ciulla.

(b)          Effective as of the Effective Time, (i) Mr. Jack L. Kopnisky shall serve as the Executive Chairman of the Board of Directors of the Surviving Corporation and of the Board of Directors of the Surviving Bank, (ii) Mr. John R. Ciulla shall serve as the President and Chief Executive Officer of the Surviving Corporation and of the Surviving Bank and as a member of the Board of Directors of the Surviving Corporation and of the Board of Directors of the Surviving Bank and (iii) Mr. William L. Atwell (or another independent member of the Board of Directors of Webster, designated by Webster) shall serve as the Lead Independent Director of the Board of Directors of the Surviving Corporation and of the Board of Directors of the Surviving Bank.

(c)          Effective as of the Effective Time, (i) the headquarters and main office of the Surviving Corporation and the Surviving Bank will be located in Stamford, Connecticut and (ii) the name of the Surviving Corporation will be “Webster Financial Corporation” and the name of the Surviving Bank will be “Webster Bank, National Association”.

(d)          The bylaws of Webster Bank in effect as the effective time of the Bank Merger will be consistent in all respects with the foregoing provisions of this Section 6.12.

6.13        Acquisition Proposals.

(a)          Each party agrees that it will not, and will cause each of its Subsidiaries and its and their respective officers, directors, employees, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any Acquisition Proposal, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any Acquisition Proposal or (iv) unless this Agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (whether written or oral, binding or nonbinding) (other than a confidentiality agreement referred to and entered into in accordance with this Section 6.13) in connection with or relating to any Acquisition Proposal. Notwithstanding the foregoing, in the event that after the date of this Agreement and prior to the receipt of the Requisite Sterling Vote, in the case of Sterling, or the Requisite Webster Vote, in the case of Webster, a party receives an unsolicited bona fide written Acquisition Proposal, such party may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in such negotiations or discussions with the person making the Acquisition Proposal if the Board of Directors of such party concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law; provided, that, prior to furnishing any confidential or nonpublic information permitted to be provided pursuant to this sentence, such party shall have entered into a confidentiality agreement with the person making such Acquisition Proposal on terms no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with such party. Each party will, and will cause its Subsidiaries and Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than the other party with respect to any Acquisition Proposal. Each party will promptly (within twenty-four (24) hours) advise the other party following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal), will provide the other party with an unredacted copy of any such Acquisition Proposal and any draft agreements, proposals or other materials received from or on behalf of the person making such inquiry or Acquisition Proposal in connection with such inquiry or Acquisition Proposal, and will keep the other party apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal. Each party shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof. As used in this Agreement, “Acquisition Proposal” means, with respect to Webster or Sterling, as applicable, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of a party and its Subsidiaries or 25% or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the party, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the party, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving a party or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the party.

(b)          Nothing contained in this Agreement shall prevent a party or its Board of Directors from complying with Rules 14d-9 and 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

6.14        Public Announcements. Sterling and Webster agree that the initial press release with respect to the execution and delivery of this Agreement shall be a release mutually agreed to by the parties. Thereafter, each of the parties agrees that no public release or announcement or statement concerning this Agreement or the transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as required by applicable law or the rules or regulations of any applicable Governmental Entity or stock exchange to which the relevant party is subject, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on, such release or announcement in advance of such issuance or (b) for such releases, announcements or statements that are consistent with other such releases, announcement or statements made after the date of this Agreement in compliance with this Section 6.14.

6.15        Change of Method. Sterling and Webster shall be empowered, upon their mutual agreement, at any time prior to the Effective Time, to change the method or structure of effecting the combination of Sterling and Webster (including the provisions of Article I), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided, that no such change shall (a) alter or change the Exchange Ratio or the number of shares of Webster Common Stock received by holders of Sterling Common Stock in exchange for each share of Sterling Common Stock, (b) adversely affect the Tax treatment of holders of Sterling Common Stock or Webster Common Stock pursuant to this Agreement, (c) adversely affect the Tax treatment of Sterling or Webster pursuant to this Agreement or (d) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. The parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 9.2.

6.16        Restructuring Efforts. If either Sterling or Webster shall have failed to obtain the Requisite Sterling Vote or the Requisite Webster Vote at the duly convened Sterling Meeting or Webster Meeting, as applicable, or any adjournment or postponement thereof, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transactions contemplated by this Agreement (it being understood that neither party shall have any obligation to alter or change any material terms, including the Exchange Ratio or the amount or kind of the consideration to be issued to holders of the capital stock of Sterling as provided for in this Agreement, in a manner adverse to such party or its stockholders) and/or resubmit this Agreement and/or the transactions contemplated hereby (or as restructured pursuant to this Section 6.16) to its stockholders for adoption or approval.

6.17        Takeover Statutes. None of Sterling, Webster or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of its Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

6.18        Treatment of Sterling Debt. Upon the Effective Time (or at the effective time of the Bank Merger for any debt of Sterling Bank), Webster, or Webster Bank, as applicable, shall assume the due and punctual performance and observance of the covenants and other obligations to be performed by Sterling or Sterling Bank, as applicable, under the definitive documents governing the indebtedness and other instruments related thereto set forth on Section 6.18 of the Sterling Disclosure Schedule, including the due and punctual payment of the principal of (and premium, if any) and interest thereon, to the extent required and permitted thereby. In connection therewith, (i) Webster shall, and shall cause Webster Bank to, cooperate and use reasonable best efforts to execute and deliver any supplemental indentures, if applicable, and (ii) Sterling shall, and shall cause Sterling Bank to, cooperate and use reasonable best efforts to execute and deliver any supplemental indentures, officer’s certificates or other documents and provide any opinions of counsel to the trustee thereof, in each case, required to make such assumption effective as of the Effective Time, or the effective time of the Bank Merger, as applicable.

6.19        Exemption from Liability under Section 16(b). Webster and Sterling agree that, in order to most effectively compensate and retain Sterling Insiders, both prior to and after the Effective Time, it is desirable that Sterling Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of Sterling Common Stock, Sterling Series A Preferred Stock and Sterling Equity Awards into Webster Common Stock, New Webster Preferred Stock or Webster Equity Awards, as applicable, in connection with the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.19. Sterling shall deliver to Webster in a reasonably timely fashion prior to the Effective Time accurate information regarding those officers and directors of Sterling subject to the reporting requirements of Section 16(a) of the Exchange Act (the “Sterling Insiders”), and the Board of Directors of Webster and of Sterling, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter, and in any event prior to the Effective Time, take all such steps as may be required to cause (in the case of Sterling) any dispositions of Sterling Common Stock, Sterling Series A Preferred Stock or Sterling Equity Awards by the Sterling Insiders, and (in the case of Webster) any acquisitions of Webster Common Stock, New Webster Preferred Stock, or Webster Equity Awards by any Sterling Insiders who, immediately following the Merger, will be officers or directors of the Surviving Corporation subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.

Article VII

CONDITIONS PRECEDENT

7.1          Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)          Stockholder Approvals. (i) This Agreement and the Webster Certificate Amendment shall have been adopted and approved by the stockholders of Webster by the Requisite Webster Vote and (ii) this Agreement shall have been adopted by the stockholders of Sterling by the Requisite Sterling Vote.

(b)          NYSE Listing. The shares of Webster Common Stock and New Webster Preferred Stock (or depositary shares in respect thereof) that shall be issuable pursuant to this Agreement shall have been authorized for listing on the NYSE, subject to official notice of issuance.

(c)          Regulatory Approvals. (i) All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated, and (ii) no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

(d)          S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for such purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e)          No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement shall be in effect. No law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement.

7.2          Conditions to Obligations of Webster. The obligation of Webster to effect the Merger is also subject to the satisfaction or waiver by Webster at or prior to the Effective Time of the following conditions:

(a)           Representations and Warranties. The representations and warranties of Sterling set forth in Sections 3.2(a) and 3.8(a) (in each case after giving effect to the lead-in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date), and the representations and warranties of Sterling set forth in Sections 3.1(a), 3.1(b) (with respect to Significant Subsidiaries only), 3.2(b) (with respect to Significant Subsidiaries only), 3.3(a) and 3.7 (in each case, read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date). All other representations and warranties of Sterling set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date); provided, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Sterling or the Surviving Corporation. Webster shall have received a certificate signed on behalf of Sterling by the Chief Executive Officer or the Chief Financial Officer of Sterling to the foregoing effect.

(b)          Performance of Obligations of Sterling. Sterling shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Effective Time, and Webster shall have received a certificate signed on behalf of Sterling by the Chief Executive Officer or the Chief Financial Officer of Sterling to such effect.

(c)          Federal Tax Opinion. Webster shall have received the opinion of Wachtell, Lipton, Rosen & Katz, in form and substance reasonably satisfactory to Webster, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Webster and Sterling, reasonably satisfactory in form and substance to such counsel.

7.3          Conditions to Obligations of Sterling. The obligation of Sterling to effect the Merger is also subject to the satisfaction or waiver by Sterling at or prior to the Effective Time of the following conditions:

(a)           Representations and Warranties. The representations and warranties of Webster set forth in Sections 4.2(a) and 4.8(a) (in each case, after giving effect to the lead-in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date), and the representations and warranties of Webster set forth in Sections 4.1(a), 4.1(b) (with respect to Significant Subsidiaries only), 4.2(b) (with respect to Significant Subsidiaries only), 4.3(a) and 4.7 (in each case, read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date). All other representations and warranties of Webster set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date), provided, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Webster. Sterling shall have received a certificate signed on behalf of Webster by the Chief Executive Officer or the Chief Financial Officer of Webster to the foregoing effect.

(b)          Performance of Obligations of Webster. Webster shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Effective Time, including, but not limited to, the covenant to take all actions necessary to adopt the Webster Bylaw Amendment and the resolutions referenced therein and to effect the requirements referenced therein that are to be effected as of the Effective Time, and Sterling shall have received a certificate signed on behalf of Webster by the Chief Executive Officer or the Chief Financial Officer of Webster to such effect.

(c)           Federal Tax Opinion. Sterling shall have received the opinion of Squire Patton Boggs (US) LLP, in form and substance reasonably satisfactory to Sterling, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Webster and Sterling, reasonably satisfactory in form and substance to such counsel.

Article VIII

TERMINATION AND AMENDMENT

8.1          Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Requisite Sterling Vote or the Requisite Webster Vote:

(a)          by mutual written consent of Webster and Sterling;

(b)          by either Webster or Sterling if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;

(c)          by either Webster or Sterling if the Merger shall not have been consummated on or before April 18, 2022 (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;

(d)          by either Webster or Sterling (provided, that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained herein) if there shall have been a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of Sterling, in the case of a termination by Webster, or Webster, in the case of a termination by Sterling, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by Webster, or Section 7.3, in the case of a termination by Sterling, and which is not cured within forty-five (45) days following written notice to Sterling, in the case of a termination by Webster, or Webster, in the case of a termination by Sterling, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);

(e)          by Sterling prior to such time as the Requisite Webster Vote is obtained, if (i) Webster or the Board of Directors of Webster shall have made a Recommendation Change or (ii) Webster or the Board of Directors of Webster shall have breached its obligations under Section 6.3 or 6.13 in any material respect; or

(f)           by Webster prior to such time as the Requisite Sterling Vote is obtained, if (i) Sterling or the Board of Directors of Sterling shall have made a Recommendation Change or (ii) Sterling or the Board of Directors of Sterling shall have breached its obligations under Section 6.3 or 6.13 in any material respect.

8.2          Effect of Termination.

(a)          In the event of termination of this Agreement by either Webster or Sterling as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Webster, Sterling, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.2(b), Section 6.14 and this Section 8.2 and Article IX shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Webster nor Sterling shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.

(b)

(i)           In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of Sterling or shall have been made directly to the stockholders of Sterling generally or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the Sterling Meeting) an Acquisition Proposal, in each case with respect to Sterling and (A) (x) thereafter this Agreement is terminated by either Webster or Sterling pursuant to Section 8.1(c) without the Requisite Sterling Vote having been obtained (and all other conditions set forth in Sections 7.1 and 7.3 were satisfied or were capable of being satisfied prior to such termination) or (y) thereafter this Agreement is terminated by Webster pursuant to Section 8.1(d) as a result of a willful breach by Sterling, and (B) prior to the date that is twelve (12) months after the date of such termination, Sterling enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Sterling shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Webster, by wire transfer of same day funds, a fee equal to $185,000,000 (the “Termination Fee”); provided, that for purposes of this Section 8.2(b)(i), all references in the definition of Acquisition Proposal to “25%” shall instead refer to “50%”.

(ii)          In the event that this Agreement is terminated by Webster pursuant to Section 8.1(f), then Sterling shall pay Webster, by wire transfer of same day funds, the Termination Fee within two (2) business days of the date of termination.

(c)

(i)           In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of Webster or shall have been made directly to the stockholders of Webster generally or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the Webster Meeting) an Acquisition Proposal, in each case with respect to Webster, and (A) (x) thereafter this Agreement is terminated by either Webster or Sterling pursuant to Section 8.1(c) without the Requisite Webster Vote having been obtained (and all other conditions set forth in Sections 7.1 and 7.2 were satisfied or were capable of being satisfied prior to such termination) or (y) thereafter this Agreement is terminated by Sterling pursuant to Section 8.1(d) as a result of a willful breach by Webster, and (B) prior to the date that is twelve (12) months after the date of such termination, Webster enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Webster shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Sterling, by wire transfer of same day funds, the Termination Fee, provided, that for purposes of this Section 8.2(c)(i), all references in the definition of Acquisition Proposal to “25%” shall instead refer to “50%”.

(ii)          In the event that this Agreement is terminated by Sterling pursuant to Section 8.1(e), then Webster shall pay Sterling, by wire transfer of same day funds, the Termination Fee within two (2) business days of the date of termination.

(d)          Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages to the extent permitted herein, in no event shall either party be required to pay the Termination Fee more than once.

(e)          Each of Webster and Sterling acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if Webster or Sterling, as the case may be, fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the non-paying party for the Termination Fee or any portion thereof, such non-paying party shall pay the costs and expenses of the other party (including attorneys’ fees and expenses) in connection with such suit. In addition, if Webster or Sterling, as the case may be, fails to pay the amounts payable pursuant to this Section 8.2, then such party shall pay interest on such overdue amounts (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” published in the Wall Street Journal on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full.

Article IX

GENERAL PROVISIONS

9.1          Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for Section 6.7 and for those other covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time.

9.2          Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto at any time before or after the receipt of the Requisite Webster Vote or the Requisite Sterling Vote; provided, that after adoption of this Agreement by the respective stockholders of Webster or Sterling, there may not be, without further approval of the stockholders of Webster or Sterling, as applicable, any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties hereto.

9.3          Extension; Waiver. At any time prior to the Effective Time, each of the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by such other party pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained herein; provided, that after the receipt of the Requisite Webster Vote or the Requisite Sterling Vote, there may not be, without further approval of the stockholders of Webster or Sterling, as applicable, any extension or waiver of this Agreement or any portion thereof that requires such further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.4          Expenses. Except as otherwise provided in Section 8.2, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, that the costs and expenses of printing and mailing the Joint Proxy Statement and all filing and other fees paid to the SEC or any other Governmental Entity in connection with the Merger shall be borne equally by Webster and Sterling.

9.5          Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e-mail, upon confirmation of receipt, (b) on the first (1st) business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	if to Webster, to: Webster Financial Corporation 145 Bank Street Waterbury, Connecticut 06702 Attention: Harriet Munrett Wolfe Email: hwolfe@websterbank.com

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention:                Edward D. Herlihy
                                Jacob A. Kling
Email:                     EDHerlihy@wlrk.com
                                JAKling@wlrk.com

and

(b)          if to Sterling, to:

Sterling Bancorp

360 Hamilton Avenue, 7th Floor

White Plains, New York 10601
Attention:               James P. Blose
Email:                     JBlose@snb.com

With a copy (which shall not constitute notice) to:

Squire Patton Boggs (US) LLP

2550 M Street, NW

Washington, D.C. 20037
Attention:                James J. Barresi
                                Abby E. Brown
Email:                      James.Barresi@squirepb.com
                                Abby.Brown@squirepb.com

9.6          Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” mean the date of this Agreement. As used in this Agreement, the “knowledge” of Sterling means the actual knowledge of any of the officers of Sterling listed on Section 9.6 of the Sterling Disclosure Schedule, and the “knowledge” of Webster means the actual knowledge of any of the officers of Webster listed on Section 9.6 of the Webster Disclosure Schedule. As used herein, (a) “business day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York or Stamford, Connecticut are authorized by law or executive order to be closed, (b) “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (c) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person, (d) “made available” means any document or other information that was (i) provided by one party or its representatives to the other party and its representatives prior to the date hereof, (ii) included in the virtual data room of a party prior to the date hereof or (iii) filed by a party with the SEC and publicly available on EDGAR prior to the date hereof, (e) the “transactions contemplated hereby” and “transactions contemplated by this Agreement” shall include the Merger and the Bank Merger and (f) “ordinary course” and “ordinary course of business” with respect to either party shall take into account the commercially reasonable actions taken by such party and its Subsidiaries in response to the Pandemic and the Pandemic Measures. The Sterling Disclosure Schedule and the Webster Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. All references to “dollars” or “$” in this Agreement are to United States dollars. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law (which shall include for purposes of this Agreement any Pandemic Measures).

9.7          Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.8          Entire Agreement. This Agreement (including the documents and the instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.9          Governing Law; Jurisdiction.

(a)          This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law.

(b)          Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware, or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.

9.10        Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

9.11        Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7, this Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.12        Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or otherwise breached. Accordingly, the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.13        Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.14        Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined or identified in 12 C.F.R. § 261.2(b) and 12 C.F.R. § 4.32(b)) of a Governmental Entity by any party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

9.15        Delivery by Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by e-mail delivery of a “.pdf” format data file or other electronic means, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of e-mail delivery of a “.pdf” format data file or other electronic means to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of e-mail delivery of a “.pdf” format data file or other electronic means as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, Sterling and Webster have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

STERLING BANCORP

By:	/s/ Jack L. Kopnisky
	Name:	Jack L. Kopnisky
	Title:	President and Chief Executive Officer

WEBSTER FINANCIAL CORPORATION

By:	/s/ John R. Ciulla
	Name:	John R. Ciulla
	Title:	Chairman, President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

[Form of Webster Certificate Amendment]

Form of Webster Certificate Amendment

The Fourth Amended and Restated Certificate of Incorporation of Webster Financial Corporation (the “Certificate of Incorporation”) shall be amended as follows:

1.	The first sentence of Article 4 of the Certificate of Incorporation shall be amended and restated in its entirety to state:

The total number of shares of all classes of the capital stock which the Corporation has authority to issue is four hundred three million (403,000,000), of which four hundred million (400,000,000) shall be common stock, par value $.01 per share, amounting in the aggregate to four million dollars ($4,000,000), and three million (3,000,000) shall be serial preferred stock, par value $.01 per share, amounting in the aggregate to thirty thousand dollars ($30,000).

 A-1

Exhibit B

[Form of Webster Bylaw Amendment]

FORM OF WEBSTER BYLAW AMENDMENT

The Bylaws of Webster Financial Corporation (the “Corporation”), as amended effective March 15, 2020 (the “Bylaws”), having received the requisite approval from the Board of Directors under Article X of the Bylaws, shall be amended as follows, effective as of and subject to the occurrence of the Effective Time (as such term is defined in the Agreement and Plan of Merger, dated as of April 18, 2021, by and between the Corporation and Sterling Bancorp):

A new Article XI shall be added to the Bylaws, as follows:

ARTICLE XI

CERTAIN CORPORATE GOVERNANCE MATTERS

Section 1. Executive Chairman; President and CEO. Effective as of the Effective Time (for all purposes of this Article XI, as defined in the Agreement and Plan of Merger, dated as of April 18, 2021, by and between the Corporation and Sterling Bancorp (“Sterling”), as the same may be amended from time to time (the “Merger Agreement”)), (a) Mr. Jack L. Kopnisky shall serve as the Executive Chairman of the board of directors of the Corporation (the “Board”) and of the board of directors of the Corporation’s wholly-owned subsidiary, Webster Bank, National Association (the “Bank”) (the “Bank Board”) and (b) Mr. John R. Ciulla shall serve as the President and Chief Executive Officer of the Corporation and of the Bank and as a member of the Board and of the Bank Board. Effective as of the twenty-four (24) month anniversary of the Effective Time or any earlier date as of which Mr. Kopnisky ceases for any reason to serve in the position of Executive Chairman of the Board and of the Bank Board (such date, the “Chairman Succession Date”), (i) Mr. Ciulla shall be the successor to Mr. Kopnisky as the Chairman of the Board and of the Bank Board, and shall continue as the President and Chief Executive Officer of the Corporation and of the Bank and (ii) Mr. Kopnisky shall cease to serve as a member of the Board and of the Bank Board and shall serve as a strategic consultant to the Corporation and the Bank until the thirty-six (36) month anniversary of the Effective Time or until such earlier time as of which Mr. Kopnisky ceases for any reason to serve as a consultant (the “Consultant Term”). The Corporation may enter into or amend appropriate agreements or arrangements with the individuals referenced herein in connection with the subject matter of this Article XI, Section 1.

The following actions shall require the affirmative vote of at least 75% of the full Board: (A) prior to the twenty-four (24) month anniversary of the Effective Time, the removal of Mr. Kopnisky from, or the failure to appoint, re-elect or re-nominate Mr. Kopnisky to, as applicable, his position as the Executive Chairman of the Board and of the Bank Board; (B) prior to the Chairman Succession Date, the removal of Mr. Ciulla from, or the failure to appoint, re-elect or re-nominate Mr. Ciulla to, as applicable, his positions as the President and Chief Executive Officer of the Corporation and of the Bank and as a member of the Board and of the Bank Board; (C) from and after the Chairman Succession Date until the Expiration Date, the removal of Mr. Ciulla from, or the failure to appoint, re-elect or re-nominate Mr. Ciulla to, as applicable, his positions as the Chairman of the Board and of the Bank Board and as the President and Chief Executive Officer of the Corporation and of the Bank; and (D) during the Consultant Term, the removal or termination of Mr. Kopnisky as a strategic consultant to the Corporation and the Bank.

 B-1

Section 2. Board Size and Composition. Effective as of the Effective Time, the Board and the Bank Board shall each be comprised of seven (7) Continuing Sterling Directors, including Mr. Kopnisky, and eight (8) Continuing Webster Directors, including Mr. Ciulla. From and after the Effective Time until the Expiration Date: (A) the number of directors that comprises the full Board and the full Bank Board shall each be fifteen (15) and (B) no vacancy on the Board or the Bank Board created by the cessation of service of a director shall be filled by the applicable board and the applicable board shall not nominate any individual to fill such vacancy, unless (x) such individual would be an independent director of the Corporation or the Bank, as applicable (unless such predecessor director was not an independent director), (y) in the case of a vacancy created by the cessation of service of a Continuing Sterling Director, not less than a majority of the Continuing Sterling Directors have approved the appointment or nomination (as applicable) of the individual appointed or nominated (as applicable) to fill such vacancy, and (z) in the case of a vacancy created by the cessation of service of a Continuing Webster Director, not less than a majority of the Continuing Webster Directors have approved the appointment or nomination (as applicable) of the individual appointed or nominated (as applicable) to fill such vacancy; provided that any such appointment or nomination pursuant to clause (y) or (z) shall be made in accordance with applicable law and the rules of the New York Stock Exchange (or other national securities exchange on which the Corporation’s securities are listed). For purposes of this Article XI, the terms “Continuing Sterling Directors” and “Continuing Webster Directors” shall mean, respectively, the initial directors of Sterling and the Corporation who were selected to be directors of the Corporation and of the Bank by Sterling or the Corporation, as applicable, as of the Effective Time, pursuant to Section 6.12(a) of the Merger Agreement, and any directors of the Corporation or the Bank (as applicable) who were subsequently appointed or nominated and elected to fill a vacancy created by the cessation of service of any such director (or any successor thereto) pursuant to this Article XI, Section 2.

Section 3. Lead Independent Director. Effective as of the Effective Time, Mr. William L. Atwell (or another independent member of the Board, designated by the Corporation prior to the Effective Time) shall serve as the Lead Independent Director of the Board and of the Bank Board. From the Effective Time until the Chairman Succession Date, the Lead Independent Director of the Board and of the Bank Board shall be an independent director chosen from among the Continuing Webster Directors. From and after the Chairman Succession Date until the Expiration Date, the Lead Independent Director of the Board and of the Bank Board shall be an independent director chosen from among the Continuing Sterling Directors.

Section 4. Headquarters; Name. Effective as of and from the Effective Time, (i) the headquarters and main office of the Corporation and the Bank will be located in Stamford, Connecticut and (ii) the name of the Corporation will be “Webster Financial Corporation” and the name of the Bank will be “Webster Bank, National Association”.

Section 5. Amendments; Interpretation. Effective as of the Effective Time until the date of the Corporation’s 2024 annual meeting of shareholders (the “Expiration Date”), the provisions of this Article XI may be modified, amended or repealed, and any bylaw provision or other resolution (including any proposed corresponding modification, amendment or repeal of any provision of the Corporation’s other constituent documents) inconsistent with this Article XI may be adopted, only by (and any such modification, amendment, repeal or inconsistent bylaw provision or other resolution may be proposed or recommended by the Board for adoption by the shareholders of the Corporation only by) the affirmative vote of at least 75% of the full Board. In the event of any inconsistency between any provision of this Article XI and any other provision of these bylaws or the Corporation’s other constituent documents, the provisions of this Article XI shall control to the fullest extent permitted by law.

 B-2

Exhibit C

[Form of Bank Merger Agreement]

FORM OF AGREEMENT AND PLAN OF MERGER OF
STERLING NATIONAL BANK

with and into

WEBSTER BANK, National Association

This Agreement and Plan of Merger (this “Agreement”), dated as of [•], 2021, is made by and between Webster Bank, National Association, a national bank (“Webster Bank”), and Sterling National Bank, a national bank (“Sterling Bank”).

W I T N E S S E T H:

WHEREAS, Webster Bank is a national banking association duly organized and existing under the laws of the United States, with its main office located in Waterbury, Connecticut, all the issued and outstanding capital stock of which is owned as of the date hereof directly by Webster Financial Corporation, a Delaware corporation (“Webster”);

WHEREAS, Sterling Bank is a national banking association duly organized and existing under the laws of the United States, with its main office located in Pearl River, New York, all the issued and outstanding capital stock of which is owned as of the date hereof directly by Sterling Bancorp, a Delaware corporation (“Sterling”);

WHEREAS, Webster and Sterling have entered into an Agreement and Plan of Merger, dated as of April 18, 2021 (as amended or supplemented from time to time, the “Merger Agreement”), pursuant to which, subject to the terms and conditions thereof, Sterling will merge with and into Webster (the “Merger”), with Webster continuing as the surviving corporation in the Merger;

WHEREAS, contingent upon the Merger, on the terms and subject to the conditions contained in this Agreement, the parties to this Agreement intend to effect the merger of Sterling Bank with and into Webster Bank (the “Bank Merger”), with Webster Bank continuing as the surviving entity in the Bank Merger; and

WHEREAS, the board of directors of Webster Bank and the board of directors of Sterling Bank deem the Bank Merger advisable and in the best interests of their respective banks, and have each adopted resolutions authorizing and approving the execution and delivery of this Agreement and the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the promises and of the mutual agreements herein contained, the parties hereto do hereby agree as follows:

Article I.

Bank Merger

Section 1.01          The Bank Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined below), Sterling Bank shall be merged with and into Webster Bank in accordance with the provisions of, and with the effects provided in, applicable law (including 12 U.S.C. § 215a-1, 12 U.S.C. § 1831u and 12 U.S.C. § 1828(c)). At the Effective Time, the separate existence of Sterling Bank shall cease, and Webster Bank, as the surviving entity in the Bank Merger (the “Surviving Bank”), shall continue its existence under the laws of the United States as a national banking association. The Surviving Bank shall be responsible for all of the liabilities of every kind and description, including liabilities arising from the operation of any trust department, of each of the merging banks existing as of the Effective Time. Immediately following the Effective Time, the Surviving Bank shall continue to operate the main office and each of the branches of Sterling Bank existing as of the Effective Time as branches of the Surviving Bank at the officially designated address of each such office or branch and shall continue to operate each of the branches of the Surviving Bank existing at the Effective Time, in each case without limiting the authority under applicable law of Webster Bank or of the Surviving Bank (as applicable) to close, relocate or otherwise make any change regarding any such branch.

Section 1.02       Closing. The closing of the Bank Merger will take place immediately following the Merger, but in no case prior to the date on which all of the conditions precedent to the consummation of the Bank Merger specified in this Agreement shall have been satisfied or duly waived by the party or parties entitled to satisfaction thereof, at such place as is agreed by the parties hereto.

Section 1.03       Effective Time. On the terms and subject to the conditions of this Agreement and subject to applicable law, the Bank Merger shall become effective as set forth in the certification of merger issued by the Office of the Comptroller of the Currency (the “OCC”) (the date and time of such effectiveness being herein referred to as the “Effective Time”).

Section 1.04       Articles of Association and Bylaws. The national bank charter, articles of association and bylaws of Webster Bank in effect immediately prior to the Effective Time, as amended to give effect to the Webster Bylaw Amendment that is attached as Exhibit B to the Merger Agreement and Section 6.12 of the Merger Agreement, shall be the national bank charter, articles of association and the bylaws of the Surviving Bank, in each case until amended in accordance with applicable law and the terms thereof.

Section 1.05       Name and Main Office. The name of the Surviving Bank shall be “Webster Bank, National Association” and the main office of the Surviving Bank shall be located in Stamford, Connecticut.

Section 1.06       Board of Directors. Effective as of the Effective Time, the number of directors that will comprise the full board of directors of the Surviving Bank shall be fifteen (15). Of the members of the initial board of directors of the Surviving Bank as of the Effective Time, seven (7) shall be members of the board of directors of Sterling as of immediately prior to the Effective Time, designated by Sterling, which shall include Mr. Jack L. Kopnisky, and eight (8) shall be members of the board of directors of Webster as of immediately prior to the Effective Time, designated by Webster, which shall include Mr. John R. Ciulla. In addition, effective as of the Effective Time, Mr. William L. Atwell (or another independent member of the board of directors of Webster, designated by Webster) shall serve as the Lead Independent Director of the board of directors of the Surviving Bank.

Section 1.07       Tax Treatment. It is the intention of the parties that the Bank Merger be treated for U.S. federal income tax purposes as a “tax free reorganization” pursuant to Section 368(a) of the Internal Revenue Code of 1986, as amended.

Article II.

TREATMENT OF SHARES

Section 2.01       Effect on Sterling Bank Capital Stock. At the Effective Time, by virtue of the Bank Merger and without any action on the part of the holder of any capital stock of Sterling Bank, all shares of Sterling Bank capital stock issued and outstanding shall be automatically cancelled and retired and shall cease to exist, and no cash, new shares of capital stock or other property shall be delivered in exchange therefor.

Section 2.02       Effect on Webster Bank Capital Stock. Each share of Webster Bank capital stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Bank Merger. As of the date hereof, [•] shares of Webster Bank common stock are issued and outstanding; such shares will constitute all of the issued and outstanding capital stock of the Surviving Bank immediately after the Effective Time.

Article III.

COVENANTS

Section 3.01 If at any time the Surviving Bank shall reasonably require that any further assignments, conveyances or assurances are necessary or desirable to vest, perfect or confirm in the Surviving Bank title to any property or rights of Sterling Bank as of the Effective Time or otherwise carry out the provisions hereof, the proper officers and directors of Sterling Bank, as of the Effective Time, and thereafter the officers of the Surviving Bank acting on behalf of Sterling Bank, shall execute and deliver any and all proper assignments, conveyances and assurances, and do all things necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Bank and otherwise carry out the provisions hereof.

Article IV.

Conditions Precedent

Section 4.01          The Bank Merger and the respective obligations of each party hereto to consummate the Bank Merger are subject to the fulfillment or written waiver of each of the following conditions prior to the Effective Time:

a.	The approval of the OCC under 12 U.S.C. § 215a-1, 12 U.S.C. § 1831u and 12 U.S.C. § 1828(c) with respect to the Bank Merger shall have been obtained and shall be in full force and effect, and all related waiting periods shall have expired; and all other material consents, approvals, permissions, and authorizations of, filings and registrations with, and notifications to, all governmental authorities required for the consummation of the Bank Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired.

b.	The Merger shall have been consummated in accordance with the terms of the Merger Agreement.

c.	No order, injunction or decree issued by any court or governmental entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Bank Merger shall be in effect. No law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal consummation of the Bank Merger.

d.	This Agreement and the Bank Merger shall have been approved, or ratified and confirmed, as applicable, by the sole stockholder of each of Webster Bank and Sterling Bank.

Article V.

Termination and amendment

Section 5.01          Termination. This Agreement may be terminated at any time prior to the Effective Time by a written instrument executed by each of the parties hereto. This Agreement will terminate automatically without any action by the parties hereto upon the termination of the Merger Agreement as therein provided.

Section 5.02          Effect of Termination. In the event of termination of this Agreement as provided in Section 5.01, this Agreement shall forthwith become void and have no effect, and none of Webster Bank, Sterling Bank or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that neither Webster Bank nor Sterling Bank shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.

Section 5.03          Amendment. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties hereto.

Article VI.

GENERAL PROVISIONS

Section 6.01          Representations and Warranties. Each of the parties hereto represents and warrants that this Agreement has been duly authorized, executed and delivered by such party and constitutes the legal, valid and binding obligation of such party, enforceable against it in accordance with the terms hereof.

Section 6.02          Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement in accordance with Section 5.01.

Section 6.03          Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e-mail, upon confirmation of receipt, (b) on the first (1st) business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Webster Bank, to:

Webster Financial Corporation
145 Bank Street
Waterbury, Connecticut 06702
Attention:         Harriet Munrett Wolfe
E-mail:             hwolfe@websterbank.com

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention:       Edward D. Herlihy
                        Jacob A. Kling
E-mail:            EDHerlihy@wlrk.com
                        JAKling@wlrk.com

If to Sterling Bank, to:

Sterling Bancorp
360 Hamilton Avenue, 7th Floor

White Plains, New York 10601
Attention:         James P. Blose
E-mail:             JBlose@snb.com

With a copy (which shall not constitute notice) to:

Squire Patton Boggs (US) LLP

2550 M Street, NW

Washington, D.C. 20037
Attention:        James J. Barresi
                        Abby E. Brown
Email:              James.Barresi@squirepb.com
                        Abby.Brown@squirepb.com

Section 6.04          Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” mean the date of this Agreement. As used herein, “business day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York or Stamford, Connecticut are authorized by law or executive order to be closed.

Section 6.05          Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 6.06          Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Merger Agreement.

Section 6.07          Governing Law; WAIVER OF JURY TRIAL. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law principles, except to the extent that the federal laws of the United States shall be applicable hereto. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

Section 6.08          Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

Section 6.09          Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 6.10          Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or otherwise breached. Accordingly, the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Bank Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

Section 6.11          Delivery by Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by e-mail delivery of a “.pdf” format data file or other electronic means, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of e-mail delivery of a “.pdf” format data file or other electronic means to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of e-mail delivery of a “.pdf” format data file or other electronic means as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers and attested by their officers thereunto duly authorized, all as of the day and year first above written.

STERLING NATIONAL BANK

By:
Title:

WEBSTER BANK, NATIONAL ASSOCIATION

By:
Title:

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